Exhibit 10.1

STOCK PURCHASE AGREEMENT

among:

Immucor, Inc.,
a Georgia corporation;

and

Gen-Probe Incorporated,
a Delaware corporation

Dated as of January 3, 2013

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of January 3, 2013, by and among Immucor, Inc., a Georgia corporation (the “Purchaser”), and Gen-Probe Incorporated, a Delaware corporation (the “Seller”).  Certain capitalized terms used in this Agreement are defined on Exhibit A.

Recitals

Whereas, the Seller owns 100 shares of GPH Common Stock (the “GPH Shares”), which constitutes all of the outstanding capital stock of GPH, and 18,190 shares of GTI Common Stock (the “GTI Shares” and, together with the GPH Shares, the “Shares”), which constitutes all of the outstanding capital stock of GTI; and

Whereas, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares on the terms and subject to the conditions set forth herein.

Agreement

Now, Therefore, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

SECTION 1.          Sale and Purchase of Shares

1.1           Sale and Purchase of Shares.  At the Closing, the Seller shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares, free and clear of any Encumbrances, from the Seller, on the terms and subject to the conditions set forth in this Agreement.

1.2           Purchase Price.  The aggregate purchase price payable by the Purchaser for the Shares (the “Purchase Price”) shall be (i) US$85,000,000, minus (ii) the Estimated Closing Date Indebtedness, minus (iii) the Estimated Closing Date Transaction Expenses, plus (iv) the amount by which the Estimated Closing Date Cash exceeds the Cash Target (if applicable) minus (v) the amount by which the Cash Target exceeds the Estimated Closing Date Cash (if applicable) (the aggregate amounts in the foregoing clauses (i) – (v) being referred to herein as the “Closing Payment”), plus (vi) the Positive Working Capital Adjustment (if any), minus (vii) the Negative Working Capital Adjustment (if any), plus (viii) an additional amount upon the achievement of certain milestones, as set forth in Section 1.6 below.  On the Closing Date, the Purchaser shall deliver the Closing Payment, by wire transfer of immediately available funds, to the account or accounts designated by the Seller prior to Closing.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

1.3           Net Working Capital Adjustment.

(a)           Not less than three (3) business days prior to the Closing Date and in no event more than seven (7) business days prior to the Closing Date, the Seller shall deliver to the Purchaser the Financial Statement Packet and a written schedule (certified by the Seller’s chief financial officer) (the “Estimated Closing Statement”) setting forth in reasonable detail the Seller’s good faith estimate of (i) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (ii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and (iv) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”).  The Estimated Closing Statement and the determinations and calculations contained therein (including the Closing Date Working Capital) shall be calculated in accordance with the Accounting Principles.  Upon the delivery of the Estimated Closing Statement, the Seller will make available to the Purchaser and its Representatives the work papers and other books and records used in preparing the Estimated Closing Statement.  Prior to Closing, the Seller shall cooperate in good faith to answer any questions and resolve any issues raised by the Purchaser and its Representatives in connection with their review of the Estimated Closing Statement.

(b)           Within ninety (90) calendar days following the Closing, the Purchaser shall prepare and deliver to the Seller a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of the (i) Closing Date Working Capital, (ii) the Closing Date Cash, (iii) the Closing Date Indebtedness and (iv) the Closing Date Transaction Expenses.  Following the Closing, the Purchaser shall provide the Seller and its Representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of the Purchaser and its Affiliates, to the (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Seller in its review of the Closing Statement and the calculations contained therein.  If the Seller disagrees with the calculations in the Closing Statement, the Seller shall notify the Purchaser of such disagreement in writing (the “Dispute Notice”) within forty-five (45) days after delivery of the Closing Statement.  The Dispute Notice must set forth in reasonable detail (i) any item on the Closing Statement which the Seller believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Seller’s alternative calculation of the Closing Date Working Capital, the Closing Date Cash, the Closing Date Indebtedness and/or the Closing Date Transaction Expenses, as the case may be.  Any item or amount that the Seller does not dispute in reasonable detail in the Dispute Notice within such forty-five (45) day period, shall be final, binding and conclusive for all purposes hereunder.  In the event any such Dispute Notice is timely provided, the Purchaser and the Seller shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice.  If, at the end of such period, the Seller and the Representatives of the Purchaser remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to KPMG, LLP, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to the Purchaser and the Seller, which shall not be the independent accountants of the Purchaser or the Seller (the “Dispute Auditor”).  The Dispute Auditor shall determine, based solely on the provisions of this Section 1.3 and the written presentations by the Seller and the Purchaser, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice in reasonable detail.  The Dispute Auditor’s determination of the Closing Date Working Capital, the Closing Date Cash, the Closing Date Indebtedness and/or the Closing Date Transaction Expenses, as applicable, shall be made within forty-five (45) days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Seller and the Purchaser.  A judgment of a court of competent jurisdiction selected pursuant to Section 9.6 hereof may be entered upon the Dispute Auditor’s determination.  The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.3(b) shall be the only recourse and remedy of the parties against one another with respect to those items and amounts that remain in dispute within the scope of the third immediately preceding sentence of this Section 1.3(b). The Dispute Auditor shall allocate its fees and expenses between the Purchaser and the Seller according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor.  By way of illustration, (i) if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and the Seller’s calculations would have resulted in a $1,000,000 net payment to the Seller and the Dispute Auditor’s final determination results an in aggregate net payment of $500,000 to the Seller, then the Purchaser and the Seller shall pay 75% and 25%, respectively, of such fees and expenses and (ii) if each of such parties’ calculation differs from the Dispute Auditor’s calculation by $1,000,000, the Purchaser and the Seller shall split such fees and expenses evenly.  In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Seller or lesser than the smallest value for such item claimed by either the Purchaser or the Seller.  Any determinations made by the Dispute Auditor pursuant to this Section 1.3 shall be final, non-appealable and binding on the parties hereto, absent manifest error, gross negligence or fraud.  The date on which the Closing Date Working Capital, the Closing Date Cash, the Closing Date Indebtedness and the Closing Date Transaction Expenses are finally determined in accordance with this Section 1.3(b) is hereinafter referred to as the “Determination Date.”

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(c)           “Adjustment Amount” means the net amount, which may be positive or negative, equal to:  (i) the Positive Working Capital Adjustment (expressed as a positive number) or  the Negative Working Capital Adjustment (expressed as a negative number), as applicable, in each case as finally determined in accordance with Section 1.3(b), plus (ii) (a) the amount of the Closing Date Cash (as finally determined in accordance with Section 1.3(b)), minus (b) the Estimated Closing Date Cash; plus (iii) (a) the Estimated Closing Date Indebtedness minus (b) the amount of Closing Date Indebtedness (as finally determined in accordance with Section 1.3(b)); plus (iv) (a) the Estimated Closing Date Transaction Expenses minus (b) the amount of Closing Date Transaction Expenses (as finally determined in accordance with Section 1.3(b)).  If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount.  If the Adjustment Amount is a positive number, then within five (5) business days after the Determination Date, the Purchaser shall pay the Adjustment Amount to the Seller.  If the Adjustment Amount is a negative number, then within five (5) business days after the Determination Date, the Seller shall pay the absolute value of the Adjustment Amount to the Purchaser.

1.4           Closing. The closing of the sale of the Shares to the Purchaser (the “Closing”) will take place at the offices of the Purchaser at 10:00 a.m. (California time), on the date that is two business days following the satisfaction or waiver of the last to be satisfied or waived of those conditions set forth in Section 5 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as shall be agreed upon by the Purchaser and the Seller.  For purposes of this Agreement, “Closing Date” means the date as of which the Closing takes place.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

1.5           Closing Deliveries.

(a)           At the Closing, the Seller shall deliver or shall have delivered to the Purchaser:

(i)           the stock certificates representing the Shares and, to the extent they are certificated as of the date of this Agreement, the Equity Interests of each other Acquired Company, duly endorsed (or accompanied by duly executed stock powers);

(ii)           the third-party consents and Contract assignments listed in Part 1.5(a)(ii) of the Disclosure Schedule, which consents and assignments shall be in full force and effect and in form and substance reasonably acceptable to the Purchaser;

(iii)           the Sublease Agreement, duly executed by Gen-Probe GTI Diagnostics, Inc. and Prodesse, Inc.;

(iv)           evidence reasonably satisfactory to the Purchaser that those assets identified on Part 1.5(a)(iv) have been transferred to an Acquired Company prior to Closing;

(v)           a certificate dated as of the Closing Date, signed by an executive officer of Seller certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied;

(vi)           certificates of good standing (or the equivalent thereof, if applicable), dated not more than ten (10) business days prior to the Closing Date with respect to the Seller and each of the Acquired Companies (other than GTI Diagnostics GmbH and Gen-Probe GTI Diagnostics K.K.) issued by the presiding Governmental Body of the jurisdiction in which each entity was formed;

(vii)           a certification to the effect that the Shares do not constitute “U.S. real property interests” within the meaning of Code Section 897(c)(1) that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and a notice form that meets the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for the Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Seller upon Closing;

(viii)           evidence reasonably satisfactory to the Purchaser that (A) the Acquired Companies have been released from the guarantees under the Credit and Guaranty Agreement dated August 1, 2012 by and among Hologic, Inc., the guarantors party thereto (including certain of the Acquired Companies) and Goldman Sachs Bank USA and (B) all liens, mortgages and security interests securing indebtedness under the Loan Documents have been released solely with respect to the Shares and the properties and assets of the Acquired Companies; and

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(ix)           written resignations of all officers and directors of the Acquired Companies, effective as of the Closing.

(b)                  At the Closing, the Purchaser shall deliver or shall have delivered to the Seller:

(i)            the Closing Payment in accordance with Section 1.2; and

(ii)           a certificate dated as of the Closing Date, signed by an executive officer of the Purchaser certifying as to the conditions set forth in Section 5.3(a) and Section 5.3(b).

1.6           Performance Payments.

(a)           Following the Closing and as additional consideration for the Shares, the Seller shall be entitled to receive from the Purchaser (subject to the terms and conditions set forth in this Section 1.6) additional amounts based on the Acquired Companies’ performance during (i) the twelve-month period ending December 31, 2012 (the “First Performance Period”) and (ii) the twelve-month period ending December 31, 2013 (the “Second Performance Period”, and together with the First Performance Period, the “Performance Periods”).  The amount (if any) paid with respect to (A) the First Performance Period (the “First Performance Payment”) and (B) the Second Performance Period (the “Second Performance Payment”, and together with the First Performance Payment, the “Performance Payments”) shall each be determined in accordance with this Section 1.6 and shall be paid to the Seller pursuant to the terms of Section 1.6(c) below.

(b)           The amount of the Performance Payments shall be determined as set forth in this Section 1.6(b).

(i)            If the Revenue during the First Performance Period (including any Revenue for the period prior to Closing) is (A) [*****], the First Performance Payment will be [*****], or (B) [*****], the First Performance Payment will be [*****].

(ii)           If the Revenue during the Second Performance Period is (A) [*****], the Second Performance Payment will be [*****], or (B) [*****], the Second Performance Payment will be $10,000,000 less the amount paid pursuant to Section 1.6(b)(i) (if any).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(c)           On or before (i) the later of (A) March 31, 2013 and (B) forty-five (45) calendar days following the Closing Date (with respect to the First Performance Period), (ii) March 31, 2014 (with respect to the Second Performance Period) and (iii) sixty (60) days following the consummation of a Divestiture, if applicable, the Purchaser shall deliver to the Seller a calculation setting forth in reasonable detail in light of the facts then known the Revenue for the First Performance Period (the “2012 Revenue Statement”), the Revenue for the Second Performance Period (the “2013 Revenue Statement”), or the Revenue for the portion of the applicable Performance Period through the date of Divestiture (the “Divestiture Revenue Statement”), in each case, listing Revenue by country, by month and, if applicable, listing additions to and deductions from Revenue, by country, by month and by category (in accordance with the definition of Revenue) and listing the Currency Conversion Rates used in each case.  Following the delivery of the 2012 Revenue Statement, the 2013 Revenue Statement or, if applicable, the Divestiture Revenue Statement, the Purchaser shall provide the Seller and its Representatives reasonable access, during regular business hours, in such a manner not to interfere with the normal operations of the Purchaser and its Affiliates, to the (subject to the execution of customary work paper access letters, if requested) work papers and the books and records relating to the preparation of the 2012 Revenue Statement, the 2013 Revenue Statement or, as applicable, the Divestiture Revenue Statement, solely for purposes of assisting the Seller in its review, as applicable, of the 2012 Revenue Statement, the 2013 Revenue Statement or the Divestiture Revenue Statement.  Not later than forty-five (45) days after the date on which the Purchaser delivers the 2012 Revenue Statement, the 2013 Revenue Statement or, if applicable, the Divestiture Revenue Statement to the Seller (as applicable, the “Lapse Date”), the Seller shall have the right to dispute, as applicable, any part of the 2012 Revenue Statement, the 2013 Revenue Statement or the Divestiture Revenue Statement by delivering a written notice to that effect to the Purchaser (a “Statement Dispute Notice”).  Any Statement Dispute Notice must set forth in reasonable detail (in light of the facts then known to the Seller) the nature and amount of any proposed revisions to, as applicable, the 2012 Revenue Statement, the 2013 Revenue Statement or the Divestiture Revenue Statement, including for each item in dispute, in light of the facts then known to the Seller, Seller’s basis for so disputing and Seller’s alternative calculation of the disputed amounts, together in each case with reasonable detailed supporting documentation.  Any item or amount that the Seller does not dispute in reasonable detail in light of the facts then known to the Seller in a Statement Dispute Notice by the applicable Lapse Date shall be final, binding and conclusive for all purposes hereunder.  If on or prior to the applicable Lapse Date, (1) the Seller notifies the Purchaser that it has no objections to, as applicable, the 2012 Revenue Statement, the 2013 Revenue Statement or the Divestiture Revenue Statement or (2) the Seller fails to deliver a Statement Dispute Notice by the applicable Lapse Date, then the 2012 Revenue Statement, 2013 Revenue Statement or the Divestiture Revenue Statement, as applicable, shall be deemed, on the date of such notification (in the case of (1) above) or on the Lapse Date (in the case of (2) above), to have been finally determined for purposes of this Agreement.  If the Seller delivers the Statement Dispute Notice, prepared in accordance with this Section 1.6(c), on or prior to the applicable Lapse Date, then the Seller and the authorized Representatives of the Purchaser shall promptly meet and use commercially reasonable efforts for a period of fifteen (15) days (or such longer period that the parties may mutually agree) to resolve the disputed item(s) and negotiate a final determination thereof.  In the event that, on the date that is fifteen (15) days following the date on which the Seller delivered the applicable Statement Dispute Notice, the Seller and the authorized Representatives of the Purchaser remain unable to resolve the dispute, the dispute may be submitted to the Dispute Auditor by either party.  The Dispute Auditor shall determine, based solely on the provisions of this Section 1.6(c) and the presentations by the Seller and the Purchaser, and not by independent review, only those issues that remain then in dispute as set forth in the Statement Dispute Notice prepared and delivered in accordance with this Section 1.6(c).  The Dispute Auditor’s determination, which shall include its determination of the 2012 Revenue and/or the 2013 Revenue, as applicable, to the extent such items are disputed, shall be made within forty-five (45) days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Seller and the Purchaser.  A judgment of a court of competent jurisdiction selected pursuant to Section 9.6 hereof may be entered upon the Dispute Auditor’s determination.  The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.6(c) shall be the only recourse and remedy of the parties against one another with respect to those issues that remain in dispute within the scope of the third immediately proceeding sentence of this Section 1.6(c).  The fees and expenses of the Dispute Auditor shall be borne by (i) the Purchaser if the Dispute Auditor determines that the applicable Performance Payment is due and payable to the Seller and (ii) the Seller if the Dispute Auditor determines that the applicable Performance Payment is not due and payable to the Seller.  Any determinations made by the Dispute Auditor pursuant to this Section 1.6(c) shall be final, non-appealable and binding on the parties hereto, absent manifest error, gross negligence or fraud.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           The Purchaser shall cause to be prepared and delivered to the Seller a statement (the “Interim Revenue Statement”) with respect to the five month period ending on  May 31, 2013 setting forth a calculation of Revenue for such period by country, by month and, if applicable, additions to and deductions from Revenue, by country, by month and by category (in accordance with the definition of Revenue), and setting forth the Currency Conversion Rates used in each case.  The Interim Revenue Statement shall be delivered no later than August 31, 2013.  The Interim Revenue Statement shall be solely for information purposes and shall have no force or effect with respect to the 2013 Revenue Statement or any Divestiture Revenue Statement, including any adjustments made to the 2013 Revenue Statement or any Divestiture Revenue Statement that would alter the calculations set forth in the Interim Revenue Statement.  Seller shall not have any right to object to or dispute any part of the Interim Revenue Statement, provided, however, that such lack of right to object to or dispute any part of the Interim Revenue Statement shall not affect in any way the right of the Seller to object to the 2013 Revenue Statement or any Divestiture Revenue Statement as provided in Section 1.6(c) above.

(e)           In the event that  prior to December 31, 2013, the Purchaser, or any Affiliate of the Purchaser, or any of their respective partners, members or shareholders, consummate, or cause to be consummated, a transaction or series of related transactions (other than a public offering of Equity Interests of the Purchaser or its direct or indirect parents) pursuant to which (x) all or substantially all of the assets of the Acquired Companies are sold or transferred to a non-Affiliate of the Purchaser, or (y) a non-Affiliate of the Purchaser acquires directly or indirectly, a majority of the Equity Interests of the Acquired Companies (whether by merger, consolidation, or acquisition of Equity Interests of the Acquired Companies or otherwise) (each, a “Divestiture”), then Revenue shall be calculated as follows:

(i)            If consummation of the Divestiture occurs on or prior to December 31, 2012, then (A) [*****].

(ii)           If the consummation of the Divestiture occurs after December 31, 2012 and prior to December 31, 2013, then Revenue as calculated [*****].

(f)           During the period from the Closing until the date of the final determination of whether any Second Performance Payment is payable to the Seller, the Purchaser shall maintain books and records relating to Revenues that are true, accurate and complete in all material respects.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(g)           If any Performance Payment is determined to be payable pursuant to this Section 1.6, then promptly, and in any event no later than ten (10) business days after the final determination of such Performance Payment, the Purchaser shall pay such Performance Payment to the Seller by wire transfer of immediately available funds to an account specified by Seller.

(h)           The right of the Seller to receive any Performance Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Seller only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Purchaser’s equity interests; (iv) is not redeemable; and (v) may not be sold, assigned, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) (and any Transfer in violation of this Section 1.6(h) shall be null and void).  Notwithstanding the foregoing, the Seller may transfer its rights to receive any Performance Payment to any Affiliate or to any Person who purchases all or substantially all of the assets of the Seller or a majority of the equity interests of the Seller (whether by merger, consolidation, acquisition of equity interests or otherwise) and nothing herein shall limit the Seller’s ability to pledge such rights to any creditor who has a security interest in all or substantially all of the Seller’s assets.

1.7           Withholding.  Purchaser (and its agents) will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If the Purchaser or its agent withholds any such Taxes or other amounts as set forth in this Section 1.7, then the Purchaser shall as soon as practicable, provide such Person with written documentation evidencing the actual payment of such amounts by or on behalf of the Purchaser to the applicable Governmental Body.

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants, to the Purchaser Indemnitees, as follows:

2.1           Due Organization, Good Standing and Corporate Power; Subsidiaries; Etc.

(a)           Part 2.1(a) of the Disclosure Schedule lists a complete description for each of the Acquired Companies of its name, its form of organization, its jurisdiction of organization and each other jurisdiction in which it is authorized to do business, and its tax classification for federal income tax purposes. The Seller and each of the Acquired Companies are entities duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite corporate, partnership or similar power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under their respective Contracts, including the execution, delivery and performance of each Ancillary Agreement, as applicable. Since December 15, 2010 and, to the Seller’s Knowledge, on and prior to December 15, 2010, the Acquired Companies have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than as set forth in Part 2.1(a) of the Disclosure Schedule. Each of the Acquired Companies is duly qualified, authorized, registered or licensed to do business and is in good standing under the laws of every jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, authorization, registration or licensure, except where the failure to be so qualified or licensed or to be in good standing would not be a Material Adverse Effect on the Acquired Companies.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           Part 2.1(b) of the Disclosure Schedule accurately sets forth (i) the names of the members of each of the Acquired Companies’ boards of directors (or other similar governing body), (ii) the names of the members of each committee of each of the Acquired Companies’ board of directors, and (iii) the names and titles of each of the Acquired Companies’ officers.

(c)           Except as set forth in Part 2.1(c) of the Disclosure Schedule, the Acquired Companies do not own, directly or indirectly, any capital stock or other equity, securities or interests in any Entity.  Since December 15, 2010 and, to the Seller’s Knowledge, on and prior to December 15, 2010, none of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.  Since December 15, 2010 and, to the Seller’s Knowledge, on and prior to December 15, 2010, neither the Acquired Companies nor any of their stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of any of the Acquired Companies or the winding up or cessation of any of the Acquired Companies’ business or affairs.

(d)           Each Ancillary Agreement to which any Acquired Company is, or will be at Closing, a party (i) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by each Acquired Company that is, or will be at Closing, a party thereto and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of each such Acquired Company, enforceable against each such Acquired Company in accordance with its terms.

2.2           Certificate of Incorporation and Bylaws.

(a)           The Seller has made available to the Purchaser accurate and complete copies of:

(i)           each of the Seller’s and the Acquired Companies’ certificate of incorporation and bylaws, including all amendments thereto, or similar organizational documents (the “Organizational Documents”); and

(ii)           the stock records of each of the Acquired Companies.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           The minute books and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Companies, the board of directors (or other similar governing body) of each of the Acquired Companies and all committees of the board of directors (or other similar governing body) of each of the Acquired Companies, in each case as made available to the Purchaser, are true, correct and complete in all material respects.  Since January 1, 2012, the stockholders and the boards of directors of the Acquired Companies have not approved or authorized any material actions not reflected in such minutes and other records made available to the Purchaser.

(c)           None of the Acquired Companies is in violation of any of the provisions of its Organizational Documents and no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result in such a violation.

(d)           Except as set forth in Part 2.2 of the Disclosure Schedule, the books of account and stock records of each of the Acquired Companies are accurate, up to date and complete in all material respects.  Except as set forth in Part 2.2 of the Disclosure Schedule, each of the Acquired Companies has in place, and each of the Acquired Companies has since December 15, 2010 had in place, an adequate system of internal controls over financial reporting, which provides reasonable assurance that (i) such Acquired Company’s transactions are executed with management's authorization; (ii) such Acquired Company’s transactions are recorded to permit preparation of such Acquired Company’s financial statements and to maintain accountability for such Acquired Company’s assets; (iii) access to such Acquired Company’s assets is permitted only in accordance with management's authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented with regard to the attempt to collect accounts, notes and other receivables on a current and timely basis.

2.3           Capitalization, Etc.

(a)           The authorized capital stock and issued and outstanding shares of each of the Acquired Companies is set forth in Part 2.3(a) of the Disclosure Schedule.  The rights, restrictions, privileges and preferences of such capital stock are as stated in the Acquired Companies’ Organizational Documents that were made available to the Purchaser.  Except as set forth in Part 2.3(a) of the Disclosure Schedule, the Seller has good and valid title to the Shares free and clear of any Encumbrances.

(b)           All of the Equity Interests in any of the Acquired Companies (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Seller has made available to the Purchaser accurate and complete copies of the stock certificates evidencing the Shares.

(c)           Except as set forth in Part 2.3(c) of the Disclosure Schedule, there is no  (i) outstanding capital stock or other security subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Equity Interests in any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests in any of the Acquired Companies; (iii) Contract (other than this Agreement) under which the Seller or any Acquired Companies are or may become obligated to sell or otherwise issue any Equity Interests in any of the Acquired Companies; or (iv) condition or circumstance that may reasonably be expected to give rise to the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Equity Interests in any of the Acquired Companies.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           Except as set forth in Part 2.3(d) of the Disclosure Schedule: (i) none of the Equity Interests in any of the Acquired Companies are entitled or subject to any preemptive right, right of first refusal, right of participation, or any similar right; and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Equity Interests in any of the Acquired Companies.  No Equity Interests in any of the Acquired Companies are reserved for future issuances.

(e)           GPH owns 100% of the outstanding Equity Interests of Gen-Probe Transplant Diagnostics, Inc. Gen-Probe Transplant Diagnostics, Inc. owns 100% of the outstanding Equity Interests of Gen-Probe Belgium BVBA.

(f)           GTI owns 100% of the outstanding Equity Interests of Gen-Probe GTI Diagnostics, Inc. Gen-Probe GTI Diagnostics, Inc. owns 100% of the outstanding Equity Interests of GTI Diagnostics GmbH and Gen-Probe GTI Diagnostics KK.

(g)           Since December 15, 2010, the Acquired Companies have not repurchased, redeemed or otherwise reacquired any Equity Interests in any of the Acquired Companies.  All Equity Interests reacquired by the applicable Acquired Company at any time were acquired in full compliance with applicable provisions of all applicable Legal Requirements.

(h)           The Acquired Companies’ Indebtedness as of November 24, 2012 is set forth on Part 2.3(h) of the Disclosure Schedule.

2.4           Financial Statements.

(a)           Part 2.4(a) of the Disclosure Schedule sets forth copies of the following financial statements (collectively, the “Company Financial Statements”): (i) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2011 (the “Year-End Balance Sheet”), and the related unaudited consolidated statement of income of the Acquired Companies for the year then ended; and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2012 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of income of the Acquired Companies for the period then ended.

(b)           Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Company Financial Statements were prepared in accordance with the books and records of the Acquired Companies and present fairly in all material respects the consolidated financial position and results of operations of the Acquired Companies as of the respective dates and during the periods thereof. Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Company Financial Statements do not contain footnotes and normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

2.5           Absence of Changes. Except for the Transactions contemplated by this Agreement or set forth in Part 2.5 of the Disclosure Schedule, since the date of the Year-End Balance Sheet through the date of this Agreement:

(a)           the businesses of the Acquired Companies have been conducted in the Ordinary Course of Business in all material respects and no Acquired Company has (i) taken any action that would have, or failed to take any action the failure of which would have, violated the provisions of Section 4.2(a) – (z) if such provisions had been in effect at all times since the date of the Year-End Balance Sheet or (ii) suffered any loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material assets or the Business; and

(b)           there has not been any Material Adverse Effect on the Acquired Companies or the Business.

2.6           Assets.

(a)           Title to Assets.  Each of the Acquired Companies owns, and has good, valid and marketable title to, or in the case of leased property has a valid leasehold interest in, all of the properties, rights and assets owned by it, whether real or personal, tangible or intangible (but excluding the Intellectual Property Rights), including: (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by the Acquired Companies since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business and Intellectual Property Rights); (ii) all assets acquired by the Acquired Companies since the date of the Unaudited Interim Balance Sheet (except for inventory sold by the Acquired Companies since such date in the Ordinary Course of Business and Intellectual Property Rights); and (iii) all other assets reflected in the Acquired Companies’ books and records as being owned by any of the Acquired Companies (except for Intellectual Property Rights).  Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

(b)           Sufficiency of Assets.  Except as set forth in Part 2.6(b) of the Disclosure Schedule, other than the Shared Assets and Shared Services, the properties and assets of the Acquired Companies, together with the services and benefits to be provided to Purchaser under the Transition Services Agreement, comprise all of the material assets, properties (other than Intellectual Property Rights) and rights of every type and description, whether real or personal, tangible or intangible that are necessary to the conduct of the Business as conducted by Seller and its Affiliates in the Ordinary Course of Business and are adequate to conduct the Business in Ordinary Course of Business following the Closing in the same manner in which it is conducted by the Seller and its Affiliates in the Ordinary Course of Business.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

2.7           Bank Accounts.  Part 2.7 of the Disclosure Schedule sets forth an accurate and complete list of (a) each bank, savings and loan or similar financial institution with which an Acquired Company has an account or safety deposit box or other similar arrangement, any numbers or other identifying codes of such accounts, the purpose of such accounts and safety deposit boxes or such other arrangements maintained by an Acquired Company thereat and (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

2.8           Receivables.  All accounts receivable, notes receivable and other receivables of the Acquired Companies reflected on the Unaudited Interim Balance Sheet and all such receivables arising after such date and on or prior to the Closing Date that will be reflected in the Closing Statement (a) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the Ordinary Course of Business and (b) are current and collectible in full, except to the extent otherwise reserved on the books and records of the Acquired Companies as made available to the Purchaser and/or reflected in the Estimated Closing Statement.

2.9           Inventory.    Except as set forth in Part 2.9 of the Disclosure Schedule, all of the Acquired Companies’ existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Acquired Companies since the date of the Unaudited Interim Balance Sheet): (a) is of such quality and quantity as to be usable and saleable by the Acquired Companies in the Ordinary Course of Business, subject to appropriate and adequate allowances reflected on the Acquired Companies’ books and records as of the date of the Unaudited Interim Balance Sheet for obsolete, excess, slow-moving and other irregular items and (b) has been priced at the lower of cost or market value in accordance with GAAP. The inventory levels maintained by the Acquired Companies (i) are not excessive in light of the Acquired Companies' normal operating requirements, and (ii) are sufficient for the conduct of the Acquired Companies' operations in the Ordinary Course of Business. Except as disclosed in Part 2.9 of the Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet, the Acquired Companies have not experienced any material delays, individually and in the aggregate, in fulfillment or liabilities as a result of insufficient inventory.

2.10           Equipment, Etc.  All items of equipment and other tangible assets owned by or leased to the Acquired Companies and material to the Business as currently conducted (a) are adequate for the uses to which they are being put, (b) are, structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted and subject to routine maintenance, repair and replacement in the Ordinary Course of Business) and (c) have been maintained in all material respects in accordance with normal industry practice.

2.11           Real Property.  The Acquired Companies do not own any real property, and do not have any interest in real property, except for (i) the leasehold interests created under the leases and subleases, and (ii) any interests created under the licenses and other Contracts, each as more particularly identified in Part 2.11 of the Disclosure Schedule (each referred to herein as a “Real Property Lease” and collectively referred to herein as the “Real Property Leases”).  Part 2.11 of the Disclosure Schedule (a) identifies each Contract for real property leased, subleased, licensed or with respect to which a right to use or occupy has been granted to or by any Acquired Company (each a “Leased Real Property” and collectively, the “Leased Real Properties”), (b) identifies the addresses of each such Leased Real Property, (c) specifies the legal name of each of the parties to each such Real Property Lease and (d) identifies any and all amendments, modifications and supplements to each Real Property Lease.  All of the Leased Real Properties are supplied with utilities and other services necessary for the operation of the Business.  Except as described in Part 2.11 of the Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contracts granting to any other Person the right of use or occupancy of any Leased Real Property.  Except as set forth in Part 2.11 of the Disclosure Schedule, no Acquired Company has received written notice of (i) default, or intention to terminate or not renew, any Real Property Lease  or (ii)  any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

2.12        Intellectual Property.

(a)           Part 2.12(a) of the Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Acquired Companies have or purport to have an ownership interest of any nature and the nature of the ownership interest (e.g. exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b)           Part 2.12(b) of the Disclosure Schedule lists (i) all Intellectual Property Rights or Intellectual Property licensed to the Acquired Companies which is material to the operation of the Business (“In-Licensed IP”), other than COTS Software, (ii) the corresponding Contract or Contracts pursuant to which the In-Licensed IP is licensed to the Acquired Companies and (iii) whether the license or licenses granted to the Acquired Companies for the In-Licensed IP is exclusive or nonexclusive.

(c)           Part 2.12(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person (other than the Acquired Companies) has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.  Except as otherwise set forth in Part 2.12(c) of the Disclosure Schedule, the Acquired Companies are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that materially limits or restricts the ability of the Acquired Companies to use, exploit, assert, or enforce any Company IP anywhere in the world.  Except as otherwise set forth in Part 2.12(c) of the Disclosure Schedule, no royalties or other payments relating to the use of Intellectual Property Rights or Intellectual Property are payable by the Acquired Companies to any Person with respect to commercialization of any products presently sold or the development of any products currently under development by the Acquired Companies.

(d)           Except as set forth in Part 2.12(d) of the Disclosure Schedule, the Acquired Companies exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Acquired Companies, as identified in Part 2.12(b) of the Disclosure Schedule) free and clear of any Encumbrances, other than the terms of Contracts for the in-license or out-license of Company IP identified in Part 2.12(b) and Part 2.12(c) of the Disclosure Schedule.  The Owned Company IP together with the Intellectual Property Rights licensed to the Acquired Companies and any Intellectual Property Rights included in the Assigned Affiliate Contracts, constitute all of the Intellectual Property Rights owned, controlled or licensed by the Acquired Companies (or, in the case of the Assigned Affiliate Contracts, controlled or licensed by the Acquired Companies and used by the Acquired Companies) that are used or exploited in the Business as currently conducted.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(e)           Except as set forth in Part 2.12(e) of the Disclosure Schedule, to the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Owned Company IP.  Neither the Seller nor any Acquired Company has sent any notice to or asserted or threatened any Proceeding against any Person relating to infringement, misappropriation, dilution, validity, inventorship, scope, use, or ownership of any Owned Company IP.  Neither the Seller nor any Acquired Company has received any notice or written claim challenging the validity, enforceability, scope, use or ownership of any Owned Company IP.

(f)           Except as set forth in Part 2.12(f) of the Disclosure Schedule, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP; or (v) any modification or adverse change in any rights under any Company IP Contract.

(g)           Since December 15, 2010 and, to the Seller’s Knowledge, in the period between January 1, 2008 and December 15, 2010, the conduct of the Business by the Acquired Companies has not infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any valid Intellectual Property Right of any other Person.  Except as set forth in Part 2.12(g) of the Disclosure Schedule, since December 15, 2010 and, to the Seller’s Knowledge, in the period between January 1, 2008 and December 15, 2010, neither the Seller nor any Acquired Company has received any notice or written claim threatening or asserting any infringement, or misappropriation, dilution, or other violation of Intellectual Property Rights by any of the Acquired Companies, or offering to license to any of the Acquired Companies any Intellectual Property Rights regarding the Business. To the Seller’s Knowledge, no Owned Company IP is being disclosed, used, or enforced by the Seller or any Acquired Company in any manner that would reasonably be expected to result in the abandonment, cancellation, or unenforceability of any such Owned Company IP.  To the Seller’s Knowledge, the manufacture, use, sale, offer for sale, and import in or into the U.S. and Europe of the Pipeline Products would not, if such Pipeline Products were commercialized in the U.S. or European Union as of the date hereof, infringe any claim in a U.S. or European patent or application that is issued, granted or allowed as of the date hereof and has not been found invalid by a court of competent jurisdiction.

(h)           Part 2.12(h) of the Disclosure Schedule sets forth a true, complete and correct list of all Company Domain Names.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(i)           Except as set forth in Part 2.12(i) of the Disclosure Schedule, the Acquired Companies own, have all title to, and otherwise have rights to use, sell, and transfer all software used in the Company Products currently sold by the Acquired Companies (or being developed by the Acquired Companies) (the “Software”); the Acquired Companies possess or control the source code, object code and documentation for all Software owned by the Acquired Companies; no Person other than the Acquired Companies has any ownership right or interest in or with respect to any Software owned by the Acquired Companies; the Seller and the Acquired Companies have disclosed source code to Software owned by the Acquired Companies (or Software licensed to the Acquired Companies) to Persons other than the Seller and the Acquired Companies only pursuant to written confidentiality terms that reasonably protect the Acquired Companies' rights in such Software; no Software owned by the Acquired Companies is subject to any obligation that would require the Seller or any Acquired Company to divulge to any person any source code or trade secret that is part of any Software.

(j)           The Seller and the Acquired Companies have taken commercially reasonable steps to protect the Acquired Companies' trade secrets that are material to the Business.

(k)           The Acquired Companies have entered into written agreements with each employee who is or was involved in the creation or development of Company IP requiring each such employee to assign Intellectual Property Rights in their work product developed or created in the course of their employment by the Acquired Companies to the Acquired Companies, and requiring them not to improperly disclose or use trade secret or confidential information of the Acquired Companies; the Seller and Acquired Companies have not disclosed to any Person (other than the Seller and the Acquired Companies) any material trade secret used in a Company Product or the manufacture or use thereof other than pursuant to written confidentiality and non-use agreements.

(l)           The Seller and the Acquired Companies maintain policies and procedures regarding data security, data protection and privacy with respect to data of the Acquired Companies that are commercially reasonable and data protection authorizations required by such policies and procedures are in place; to the Seller’s Knowledge, there has been no material security breach relating to, or any material violation of, any security, data protection, or privacy policy involving data of the Acquired Companies; and to the Seller’s Knowledge, there has been no material unauthorized access or material unauthorized use of, any third party data by any Acquired Company, including any data obtained from customers which any Acquired Company is obligated to maintain in confidence, or the personally identifiable information of any natural persons.

2.13        Shared Services and Assets.

(a)             Part 2.13 of the Disclosure Schedule lists and provides a summary of the material support services (i) provided by the Seller or any of its Affiliates (other than the Acquired Companies) to the Acquired Companies and the Business, and (ii) provided by the Acquired Companies to the Seller or any of its Affiliates (the “Shared Services”).

(b)           Part 2.13 of the Disclosure Schedule lists and provides a summary of the material assets (i) provided by the Seller or any of its Affiliates (other than the Acquired Companies) to the Acquired Companies and the Business and (ii) provided by the Acquired Companies to the Seller or any of its Affiliates (the “Shared Assets”).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

2.14        Contracts.

(a)           Part 2.14 of the Disclosure Schedule identifies, as of the date of this Agreement, the following Company Contracts (in each case, excluding purchase orders entered into in the Ordinary Course of Business which provide for annual payments to or by the Acquired Companies of less than $50,000 or aggregate payments to or by the Acquired Companies of less than $100,000, collectively, the “Material Contracts”):

(i)            each Company Contract for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year and which provides for (or would be reasonably expected to involve) annual payments to or by Acquired Companies in excess of $50,000 or aggregate payments to or by Acquired Companies in excess of $100,000;

(ii)           each Company Contract with a Major Customer, Major Distributor or a Major Supplier;

(iii)          each Company Contract (A) pursuant to which an Acquired Company sources all or a majority of a particular product that is material to the Business, taken as a whole, from one Person and/or such Person’s Affiliates (i.e., a “sole-source” supply Contract) or (B) pursuant to which the Company or its Subsidiaries grants any one  Person and/or such Person’s Affiliates the exclusive right to be the sole acquiror of a Company Product;

(iv)          each Company Employee Agreement;

(v)           each Company Contract that is a collective bargaining or other agreement with a labor union or works council or other employee representative;

(vi)          each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights (other than any COTS Software), which is material to the operation of the Acquired Companies’ business;

(vii)         each Company Contract imposing any material restriction on any of the Acquired Companies’ right or ability to (A)  compete with any other Person, (B)  acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, (C) develop or distribute any technology, (D) solicit employees or customers or (E) otherwise materially limit or restrict the Acquired Companies from engaging in any business (including the Business) or other activity in any jurisdiction;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(viii)       each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(ix)          each Company Contract relating to the creation of any Encumbrance with respect to any  material asset of the Acquired Companies;

(x)           each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, or any surety arrangement;

(xi)          each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or Liabilities, including Company Contracts involving investments by the Acquired Companies in, or loans by the Acquired Companies to, any other Entity, which is material to the operation of the Acquired Companies;

(xii)         each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

(xiii)        each Company Contract relating to Indebtedness for borrowed money;

(xiv)        each Company Contract that was entered into outside the Ordinary Course of Business having a value in excess of $50,000 in the aggregate;

(xv)         each Company Contract providing for the acquisition or disposition of any Equity Interests;

(xvi)        each Company Contract entered into after December 15, 2010 and, to the Seller’s Knowledge, within the three years prior thereto, relating to the acquisition or disposition of (A) any material asset outside of the Ordinary Course of Business, (B) any business or (C) any other Entity, pursuant to which the Acquired Companies are subject to continuing indemnification obligations, rights or other covenants;

(xvii)       each written Company Contract for Shared Services or Shared Assets, and each Commingled Contract;

(xviii)      each Company Contract under which one or more Acquired Companies and the Seller and one or more of its Affiliates (other than the Acquired Companies) (i) acquire products or other Business assets, (ii) sell products or other Business assets or (iii) share obligations or liabilities (other than employee benefit and similar plans);

(xix)         each Company Contract relating to or consisting of a partnership, limited liability company or joint venture agreement;

(xx)          each Company Contract entered into outside the Ordinary Course of Business for the deferred purchase price of property goods or services, in each case with aggregate payments in excess of $50,000;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(xxi)         the Real Property Leases;

(xxii)        each Company Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Acquired Companies of an amount in excess of $50,000;

(xxiii)       each Company Contract granting any Person a lien on  assets of the Acquired Companies; and

(xxiv)       each Company Contract that is material to the operation of the Acquired Companies’ business and has a term of more than sixty (60) days and that may not be terminated by the Acquired Companies, as applicable, (without penalty) within sixty (60) days after the delivery of a termination notice by the Acquired Companies, as applicable.

(b)           The Seller has made available to the Purchaser accurate and complete copies (subject to, in some cases, necessary redactions of price and counterparty) of all written Material Contracts, including all amendments thereto (other than purchase orders issued or received in the Ordinary Course of Business). Except as set forth in Part 2.14(b)(i) of the Disclosure Schedule, there are no Material Contracts that are not in written form, and the parties to and material terms of all non-written Material Contracts are listed in reasonable detail in Part 2.14(b)(i) of the Disclosure Schedule. Except as set forth in Part 2.14(b)(ii) of the Disclosure Schedule, each Material Contract is valid and in full force and effect, is enforceable by the Acquired Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Except as set forth in Part 2.14(b)(ii) of the Disclosure Schedule, the consummation of the Transactions will not  result in any payment or payments becoming due from any of the Acquired Companies or the Purchaser to any Person under any Material Contract or give any Person the right to terminate, not renew, or alter the provisions of any Material Contract.

(c)           Except as set forth in Part 2.14(c) of the Disclosure Schedule, the Acquired Companies, as applicable, have not in any material respect violated or breached, or committed any default under, any Material Contract, and, to the Seller's Knowledge, no other Person has in any material respect violated or breached, or committed any default under, any Material Contract.

(d)           Except as set forth in Part 2.14(d) of the Disclosure Schedule, to the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate, not renew or modify any Material Contract.

(e)           None of the Acquired Companies has waived or, to the Seller’s Knowledge, failed to enforce, any of its material rights under any Material Contract.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(f)           Part 2.14(f) of the Disclosure Schedule provides an accurate and complete list of (i) all Consents required under any Company Contract to consummate the Transactions and (ii) all assignments necessary to transfer Contracts to which Seller or any of its Affiliates (other than the Acquired Companies) is a party and that primarily relate to the Business to the Acquired Companies in connection with the Closing (the “Assigned Affiliate Contracts”).

(g)           Part 2.14(g) of the Disclosure Schedule identifies and provides a brief description of each proposed Material Contract (other than purchase orders issued or received in the Ordinary Course of Business) involving amounts in excess of $50,000 annually or $100,000 in the aggregate as to which any written bid, offer, award, proposal, term sheet or similar document has been submitted or received by any of the Acquired Companies and which remains under consideration by any of the Acquired Companies to or from third parties or with respect to which any of the Acquired Companies is currently negotiating.

2.15        Liabilities.  The Acquired Companies do not have any material accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies), except for: (a) Liabilities identified in the Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Acquired Companies in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; (c) performance obligations arising in the Ordinary Course of Business under the Acquired Companies’ Contracts; (d) Liabilities incurred in connection with this Agreement; (e) the Liabilities identified in Part 2.15 of the Disclosure Schedule; or (f) [*****].

2.16        Compliance With Legal Requirements.

(a)           Except as otherwise disclosed in Part 2.16 of the Disclosure Schedule, no Acquired Company is in any material respect, in breach or violation of, or default under, and no Acquired Company has been since December 31, 2011, in any material respect, in breach or violation of, or default under, any Legal Requirement applicable to the Acquired Companies.

(b)           Except as otherwise disclosed in Part 2.16 of the Disclosure Schedule, no Acquired Company nor, to the Seller’s Knowledge, any director, officer, employee, agent, or affiliate thereof, has taken any action or been alleged to have taken any action that would constitute a violation by such Person of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the “FCPA”) or any other applicable anti-bribery or anti-corruption Legal Requirement, including making use of the mails or any means or instrumentality of interstate or foreign commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Person in contravention of the FCPA or any other applicable anti-bribery or anti-corruption Legal Requirement.

(c)           To the Seller’s Knowledge, none of the Representatives is currently a Government Official, and no Government Official presently owns an interest, whether direct or indirect, in any Acquired Company or has any legal or beneficial interest in the Purchase Price to be paid by the Purchaser according to the provisions of this Agreement.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           Since December 15, 2010 and, to the Seller’s Knowledge, on and prior to December 15, 2010, the operations of the Acquired Companies have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related Legal Requirements of other jurisdictions where the Acquired Companies conducts business or owns assets (collectively, the “Money Laundering Laws”).  No Proceeding by or before any Governmental Body involving an Acquired Company with respect to the Money Laundering Laws is pending or, to the Seller’s Knowledge, is threatened.

2.17        Governmental Authorizations.   Part 2.17 of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Companies.  The Governmental Authorizations identified in Part 2.17 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Acquired Companies to conduct the Business in the manner in which the Business is currently being conducted.  The Acquired Companies are in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.17 of the Disclosure Schedule, and to the Seller’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would reasonably be expected to constitute a material breach, violation or default under any Governmental Authorization or give any Governmental Body grounds to suspend, revoke, not renew or terminate any such Governmental Authorization.  The Acquired Companies have not received since December 15, 2010 any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination, non-renewal or modification of any material Governmental Authorization.

2.18        Tax Matters.   Except as set forth in Part 2.18 of the Disclosure Schedule:

(a)           Each of the Acquired Companies and each member of the Seller Consolidated Group has duly and timely filed, or has caused to be duly and timely filed on its behalf, all Tax Returns required to be filed on or before the Closing Date (after giving effect to extensions) under applicable Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by each Acquired Company and each member of the Seller Consolidated Group (whether or not shown on any Tax Return) have been timely paid in full.  None of the Acquired Companies or members of the Seller Consolidated Group are currently the beneficiary of any extension of time within which to file any Tax Return other than an extension of time requested and received in the Ordinary Course of Business.  No claim has ever been made by any Governmental Body in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any such non-filing entity is or may be subject to taxation by, or is required to file Tax Returns in, that jurisdiction (including all local, state, federal and non-U.S. jurisdictions), and to the Seller’s Knowledge, there is no basis for any such claim to be made.  Part 2.18 of the Disclosure Schedule lists the jurisdictions in which Tax Returns are or have been filed by an Acquired Company.  There are no Encumbrances for Taxes (other than current Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           Each Acquired Company has deducted, withheld and timely paid, or caused to be deducted, withheld, and timely paid, to the appropriate Governmental Body all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

(c)           As of the date of this Agreement, no Tax Proceedings are pending or being conducted, claimed or raised by a Governmental Body with respect to either any member of the Seller Consolidated Group if any Tax Liability resulting from such Tax Proceeding could become a liability of an Acquired Company (including by reason of Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement of applicable law, as a transferee or successor, by Contract, operation of applicable law, or otherwise), or any Acquired Company on its own, and to the Seller’s Knowledge, no Tax Proceedings are pending or being conducted, claimed or raised by a Governmental Body with respect to any member of the Seller Consolidated Group if any Tax Liability resulting from such Tax Proceeding could become a Liability of any Acquired Company (including by reason of Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement of applicable law, as a transferee or successor, by contract, operation of applicable law, or otherwise), or any Acquired Company on its own; and none of the Acquired Companies or members of the Seller Consolidated Group have received from any Governmental Body any (i) notice indicating an intent to open a Tax audit or other review, (ii) written request for information related to Tax matters of the Acquired Companies, or (iii) notice of deficiency or proposed adjustment of any Tax owed by any of the Acquired Companies. The Company has provided or made available to the Purchaser true, correct and complete copies of all income Tax Returns and other material Tax Returns of each Acquired Company attributable to any period for which the statute of limitations has not expired, and all Tax Returns and other information necessary for Purchaser to determine the tax basis of the equity of each direct and indirect subsidiary of GPH and GTI (provided that the Company shall not be required to create any documents with respect to fulfilling its obligations under this Section 2.18(c), but shall be required to provide or make available any applicable documents from Seller, any member of the Seller Consolidated Group, and each of their respective advisors), and all examination reports, and statements of deficiencies filed, assessed against, or agreed to by an Acquired Company, in each case, which are open to review under applicable statute of limitations.

(d)           None of the Acquired Companies has waived any statute of limitations in respect of Taxes or Tax items or has agreed to or is a beneficiary of any extension of time with respect to any Tax that may be assessed or collected, any Tax deficiency, or any adjustment to any Tax Return that may be made. No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into, issued by, or requested from any Governmental Body with or in respect of any Acquired Company.

(e)           The unpaid Taxes of the Acquired Companies (a) did not as of December 31, 2011 exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Year-End Balance Sheet (rather than in any notes thereto) solely with respect to the Acquired Companies and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP, applied consistently with the past custom and practice of the Acquired Companies in filing their Tax Returns.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(f)           No Acquired Company nor a predecessor by merger or otherwise to an Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           None of the Acquired Companies is a party to or bound by any Tax allocation or sharing agreement.  For the purposes of this clause (g) of this Section 2.18, the following agreements shall be disregarded to the extent disclosed in Part 2.18 of the Disclosure Schedule: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Acquired Companies and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the Ordinary Course of Business.

(h)           None of the Acquired Companies has (A) ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return other than the “affiliated group” of which the Seller or Hologic, Inc., as the sole owner of Seller, is the common parent (such affiliated group, the “Seller Consolidated Group”) or (B) any Liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local, or non-U.S. law), as a transferee or successor, or other applicable law.

(i)           None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a Pre-Closing Tax Period, other than a change in method of accounting which is a result of Hologic, Inc.’s acquisition of Seller, (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions, (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date.  No Acquired Company will be required to make an adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision (including of U.S. state, local or non-U.S. Tax law) as a result of the Transactions and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Seller’s Knowledge, no Governmental Authority has proposed any such adjustment or change in the accounting method of any Acquired Company.

(j)           Since January 1, 2007, none of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(k)           None of the Acquired Companies has participated in a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Code Section 6662.

(l)           None of the Acquired Companies own any property of a character, the indirect transfer of which, pursuant to the Transactions, would give rise to any sales or use, transfer, stamp or excise Tax, documentary charges, or similar Taxes, charges, fees or expenses. No tax attribute of any of the Acquired Companies will be required to be reduced by reason of Treasury Regulation Section 1.1502-36(d).

(m)           Part 2.18(m) of the Disclosure Schedule sets forth all material Tax elections with respect to each Acquired Company.

(n)           None of the Seller or the Acquired Companies, as applicable, have either (i) a Tax basis in the equity of GPH and GTI, and each direct or indirect subsidiary of GPH and GTI that is less than or equal to zero or (ii) an excess loss account as contemplated by Treasury Regulation Section 1.1502-19.

(o)           Since December 1, 2007, no Acquired Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, amended any income or other material Tax Return or amended any other Tax Return in a material way, surrendered any right to claim a refund of Taxes, settled or compromised any Proceeding in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Body, or taken any action that could increase the Taxes of any Acquired Company for any period ending after the Closing Date or decrease any Tax attribute of any Acquired Company existing on the Closing Date that would otherwise have been available to Purchaser or the Acquired Companies after the Closing.

(p)           No Acquired Company has, or as a result of the Transactions, will have, any Liability with respect to Taxes that would reasonably be expected to have an adverse effect upon the Purchaser’s right, title and interest in or to, or the Purchaser’s right to use or enjoy (free and clear of any Encumbrances other than Permitted Encumbrances) any assets of the Acquired Companies acquired indirectly through the Transaction.

(q)           No Acquired Company owns any equity interest (for U.S. Tax purposes) in any Person other than provided in Part 2.1 of the Disclosure Schedule.

(r)           Each Acquired Company has disclosed on its Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code.

(s)           Within the last three (3) years, no Acquired Company has had any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in Section 279 of the Code, (ii) bore interest any portion of which was “disqualified interest” as defined in Section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in Section 163(i)(1) of the Code.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(t)           No Acquired Company is a “passive foreign investment company” as defined in Section 1297 of the Code, a “foreign personal holding company” as defined in Section 552 of the Code, or a “foreign investment company” as defined in Section 1246(b) of the Code.

(u)           No Non-U.S. Subsidiary is subject to Tax in the United States (or any political subdivisions) by virtue of having a permanent establishment, fixed place of business or otherwise in the United States. All payments by, to or among the Acquired Companies materially comply with applicable transfer pricing requirements imposed by any Governmental Authority.

(v)           No Non-U.S. Subsidiary will recognize a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such subsidiary which includes, but does not end on the Closing Date.

(w)           No Non-U.S. Subsidiary has any “investments in United States property” as defined in Section 956 of the Code.

(x)           No Acquired Company is subject to any “gain recognition agreements” by Section 367 or Section 1297 of the Code.

(y)           No Acquired Company has an “overall foreign loss” as defined in Section 904(f) of the Code.

(z)           No Acquired Company has a “dual consolidated loss” as defined in  Section 1503(d) of the Code or a loss that would be similarly disallowed under similar laws.

(aa)         Except as set forth in Part 2.18(aa) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, (ii) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code, (iii) entitle any person to any tax gross-up payment, or (iv) result in any payments that would not be deductible to any Acquired Company under Code Sections 162 or 404.  Each Company Employee Plan or Company Employee Agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

2.19           Employee and Labor Matters.

(a)           Part 2.19(a) of the Disclosure Schedule accurately sets forth, with respect to each current employee of the Acquired Companies (including any employee of the Acquired Companies who is on a leave of absence or on layoff status): (i) the name of such employee and the date as of which such employee was originally hired by any of the Acquired Companies; (ii) such employee’s title; and (iii) such employee’s base salary and target bonus as of the date of this Agreement.  As of the date hereof, to the Seller’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment.  No executive or key employee of any Acquired Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.  Part 2.19(a) of the Disclosure Schedule sets forth the name of each employee of the Seller and its Affiliates (including the Acquired Companies) located at Seller’s Waukesha, Wisconsin facility who (i) provide services to the Business and Gen-Probe Prodesse, Inc and (ii) will not be transferring to the Acquired Companies in connection with the Transactions.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           Part 2.19(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Companies or otherwise) relating to such former employee’s employment with any of the Acquired Companies.

(c)           To the Seller’s Knowledge, no employee of any of the Acquired Companies is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would reasonably be expected to have an adverse effect on: (i) the performance by such employee of any of his or her duties or responsibilities as an employee of the Acquired Companies; or (ii) the Business or operations of the Acquired Companies.

(d)           None of the Acquired Companies is a party to or bound by, and none of the Acquired Companies has ever been a party to or bound by, any collective bargaining or other agreement with a labor union or works council or other employee representative, and no such agreement is being negotiated by any of the Acquired Companies.  No current employee of the Acquired Companies is represented by a labor union or works council.  No petition has been filed or proceedings instituted by a labor union or other labor organization with the National Labor Relations Board or other Governmental Body with jurisdiction over labor relations seeking recognition or certification as the bargaining representative of any employee or group of employees of any of the Acquired Companies.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees.  None of the Acquired Companies is or has been engaged in any unfair labor practice of any nature.  There is no unfair labor practice complaints pending against any of the Acquired Companies before the National Labor Relations Board or any other Governmental Body with jurisdiction over labor relations.

(e)           The Acquired Companies are and have been in material compliance with all Legal Requirements respecting employment, employment practices and terms and conditions of employment, including but not limited to wages and hours and the classification and payment of employees and independent contractors.  The Acquired Companies have not incurred, and no circumstances exist under which the Acquired Companies would reasonably be expected to incur, any liability arising from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or other similar Legal Requirements.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(f)           None of the Acquired Companies has, during the ninety (90) day period prior to the date hereof, taken any action that would require advance notice to any employee pursuant to the  Worker Adjustment and Retraining Notification Act or other similar Legal Requirement.  No arbitration, court decision or governmental order to which any of the Acquired Companies is a party or is subject in any way limits or restricts any of the Acquired Companies from relocating or closing any of the operations of any of the Acquired Companies.

(g)           As of the date hereof, (i) there is no investigation, audit or review pending (or, to the Seller’s Knowledge, threatened) by or before any Governmental Body with respect to any of the Acquired Companies concerning employment-related matters and (ii) no Company Employee has brought any Proceeding (or, to the Seller’s Knowledge, has threatened to bring any Proceeding) against any of the Acquired Companies.

2.20        Employee Benefit Plans and Compensation.

(a)           Part 2.20(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement.

(b)           The Seller has made available to the Purchaser: (i) correct and complete copies of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto; (ii) the most recent summary plan description; (iii) any summaries of material modifications thereto with respect to each Company Employee Plan; (iv) all related trust documents and funding agreements; (v) a written description of the material terms of any Company Employee Plan or Company Employee Agreement that is not set forth in a written document; (vi) the most recent determination or opinion letter issued by the Internal Revenue Service; and (vii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto).

(c)           With respect to each Company Employee Plan established or maintained outside of the U.S. primarily for the benefit of employees of any of the Acquired Companies residing outside of the U.S. (a “Foreign Corporation Benefit Plan”): (i) all employer and employee contributions to each Foreign Corporation Benefit Plan required by Legal Requirements or by the terms of such Foreign Corporation Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Corporation Benefit Plan, the Liability of each insurer for any Foreign Corporation Benefit Plan funded through insurance or the book reserve established for any Foreign Corporation Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Corporation Benefit Plan; and (iii) each Foreign Corporation Benefit Plan has been operated in compliance with applicable Legal Requirements and the terms of such Foreign Corporation Benefit Plan.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           Each Company Employee Plan and Company Employee Agreement has been established and maintained, in all material respects, in accordance with its terms and in compliance with, in all material respects, all applicable Legal Requirements, including ERISA and the Code.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof with respect to each Company Employee Plan and each Company Employee Agreement have been timely paid or accrued by the Acquired Companies.  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could be reasonably likely to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to, and the Acquired Companies do not expect to have any material liability with respect to, any Company Employee Plan.  There are no claims or Proceedings pending, or, to the Seller’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.

(e)           None of the Acquired Companies nor any Company Affiliate (i) has, within the past six (6) years, maintained, sponsored, participated in, or contributed to any: (A) Company Pension Plan subject to Title IV of ERISA or (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or (ii) has or would reasonably be expected to have any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, or any liability under Sections 412, 430, 431 or 432 of the Code.  None of the Acquired Companies nor any Company Affiliate maintains, sponsors, participates in or contributes to, any Company Pension Plan in which stock of the Acquired Companies or any Company Affiliate is or was held as a plan asset.

(f)           No Company Employee Plan provides, or reflects or represents any Liability of the Acquired Companies or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or analogous state law.

2.21        Environmental Matters.

(a)           The Acquired Companies do not currently hold any Governmental Authorizations pursuant to Environmental Laws.  Each of the Acquired Companies and the conduct of the Business are, and since December 15, 2010 have been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws for the operation of the Business, and compliance with the terms and conditions thereof.  To the Seller’s Knowledge, there has been no release of any Hazardous Substance on, upon, into or from any real property currently or heretofore owned, leased or otherwise operated or used by an Acquired Company in a manner or to a degree that would give rise to material liability for any Acquired Company under Environmental Law.  To the Seller’s Knowledge, there have been no Hazardous Substances generated by any Acquired Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States.  To the Seller’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by an Acquired Company, except for the storage of hazardous waste in compliance with Environmental Laws.  The Seller has made available to the Purchaser accurate and complete copies of all material environmental site assessments, environmental records, reports, correspondence and environmental studies in the possession of the Acquired Companies and relating to any real property currently or formerly owned, leased, or operated by any Acquired Company or any of their predecessors in interest.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           Except as has been fully resolved prior to the date hereof, none of the Acquired Companies (i) has received any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Acquired Companies are not in compliance with any Environmental Law, or (ii) has entered into a settlement agreement, consent decree, indemnification agreement, or other Contract that imposes obligations on any Acquired Company pursuant to Environmental Law.

2.22        Insurance.   Part 2.22 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Companies and identifies (i) the Entity maintaining each such insurance policy and (ii) any claims of $50,000 or more related to the Business made thereunder since December 15, 2010.  Each of the insurance policies identified in Part 2.22 of the Disclosure Schedule is in full force and effect.  Since January 1, 2010, none of the Acquired Companies has received any notice regarding any actual or possible (a) cancellation, nonrenewal or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.23        Related Party Transactions.   Except as set forth in Part 2.23 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the Acquired Companies or the Business; (b) no Related Party is indebted to the Acquired Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving any of the Acquired Companies; (d) to the Seller’s Knowledge, no Related Party is competing, directly or indirectly, with any of the Acquired Companies and (e) no Related Party (excluding subpart (d) of the definition of Related Party for purposes of this Section 2.23(e)) has any claim or right against any of the Acquired Companies (other than rights under the Shares and rights to receive compensation for services performed as an employee of the Seller).

2.24        Proceedings; Orders.

(a)           Except as set forth in Part 2.24 of the Disclosure Schedule, there is no pending Proceeding, and to the Seller’s Knowledge, no Person has threatened to commence any Proceeding, against any of the Acquired Companies or, to the Seller’s Knowledge, against another Person: (i) that involves any of the Acquired Companies or any of the assets owned, used or controlled by any of the Acquired Companies; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.  Except as set forth in Part 2.24 of the Disclosure Schedule, to the Seller’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such claim, action, cause of action, suit (whether in contract or tort or statute or otherwise), investigation, litigation, arbitration, or any civil, criminal, administrative, investigative or appellate proceeding, involving any Governmental Body or any arbitrator, arbitral forum, mediator or arbitration panel.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject.  No holder of Equity Interests in any of the Acquired Companies is subject to any Order that relates to any of the Acquired Companies’ businesses or to any assets owned or used by any of the Acquired Companies.

2.25        Authority; Binding Nature of Agreements.   The Seller has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and any other Ancillary Agreement to which it is a party; and the execution, delivery and performance by the Seller of this Agreement has been duly authorized by all necessary action on the part of the Seller and its board of directors and stockholders.  This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.26        Non-Contravention; Consents.   Except as set forth in Part 2.26 of the Disclosure Schedule, neither the Seller’s (i) execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor (ii) consummation of the Transactions will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Seller’s or any of the Acquired Companies’ Organizational Documents;

(b)           assuming the consents, registrations, declarations, filings and notices referred to in Section 4.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such consent has been satisfied, conflict with or violate, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement in any material respect or any Order to which the Seller or any of the Acquired Companies, or any of the assets owned or used by the Acquired Companies, is subject;

(c)           contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, fail to renew, award, terminate or modify, any Governmental Authorization that is held by the Seller or any of the Acquired Companies that otherwise relates to the Business or to any of the assets owned or used by the Acquired Companies;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) receive any change of control or similar payment as a result of the Transactions;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any of the Acquired Companies (except for Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies); or

(f)            Except for those filings, notices or Consents disclosed in Part 2.26 of the Disclosure Schedule and except as otherwise contemplated herein, no filing by any of the Acquired Companies with, notice by the Acquired Companies to, or Consent from, any Person is required in connection with (y) the Acquired Companies’ execution, delivery or performance of this Agreement or any of the Ancillary Agreements, or (z) the consummation by the Acquired Companies of the Transactions.

2.27        Regulatory Compliance.

(a)           Except as set forth in Part 2.27 of the Disclosure Schedule, as to each product subject to the FDCA or similar applicable Legal Requirements in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by any of the Acquired Companies (a “Medical Product”), each such Medical Product is being, and since January 1, 2011 has been, developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA and similar applicable Legal Requirements, including those relating to investigational use, premarket clearance or marketing approval (or exemptions therefrom) to market a Medical Product, good manufacturing practices, labeling, advertising, record keeping and filing of reports and security.

(b)           Except as set forth in Part 2.27 of the Disclosure Schedule, none of the Acquired Companies has received any notice, written information, or, to the Seller’s Knowledge, non-written information from any Governmental Body that said Governmental Body has commenced or expressly threatened to initiate any enforcement Proceeding (i) contesting the clearance or approval of, the uses of or sale of any Medical Product or (ii) otherwise alleging any violation of any laws by the Acquired Companies with respect to any Medical Product.

(c)           Except as set forth in Part 2.27 of the Disclosure Schedule, all filings with and submissions to any Governmental Body made by any of the Acquired Companies with regard to any Medical Product, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and have been updated to the extent required to be updated, in each case, such that there would be no reasonably expected basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in the FDA’s Compliance Policy Guide Sec 120.100 (CPG 7150,09) or for any comparable foreign Governmental Body to invoke any similar policy.   None of the Acquired Companies or, to the Seller’s Knowledge, any of their employees, agents or subcontractors, has been convicted of any crime or engaged in any conduct that would have resulted in, or would reasonably be expected to result in, debarment or disqualification by the FDA or any comparable foreign Governmental Body, and there are no pending or, to the Seller’s Knowledge, threatened Proceedings that reasonably would be expected to result in criminal liability or debarment or disqualification by the FDA or any comparable foreign Governmental Body.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           None of the Acquired Companies is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written Contracts, in each case, entered into with or imposed by any Governmental Body.

(e)           The Acquired Companies are not debarred or otherwise excluded from, or restricted in any manner from, participation in any government program related to Medical Products and, to the Knowledge of the Seller, the Acquired Companies do not employ or use the services of any Person who is debarred or otherwise excluded or restricted.

(f)            Except as set forth in Part 2.27 of the Disclosure Schedule, the Acquired Companies have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, stock recovery, market withdrawal or replacement, or safety alert relating to an alleged lack of safety, efficacy or regulatory compliance of any Medical Product. To the Knowledge of Seller, no facts or circumstances exist which would be reasonably likely to cause (i) the recall, stock recovery, market withdrawal or replacement of any Medical Product sold or intended to be sold by the Acquired Companies; (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such Medical Products.

2.28        Customers, Distributors and Suppliers.  Part 2.28 of the Disclosure Schedule sets forth the name of the (a) ten (10) largest customers and the ten (10) largest distributors of the Acquired Companies on the basis of sales bookings for the fiscal years ended December 31, 2010 and 2011 and the eleven (11) months ended November 24, 2012 (the “Major Customers” and “Major Distributors”, respectively) and (b) ten (10) largest suppliers of materials, products or services to the Acquired Companies on the basis of aggregate amount purchased by the Acquired Companies for the fiscal years ended December 31, 2010 and 2011 and the eleven (11) months ended November 24, 2012 (the “Major Suppliers”).  No Major Customer, Major Distributor or Major Supplier has, since the date of the Interim Balance Sheet, canceled, terminated or otherwise materially and adversely modified its relationship with any of the Acquired Companies or notified any of the Acquired Companies in writing of its intention to cancel, terminate or otherwise materially and adversely modify its relationship with any of the Acquired Companies.

2.29        Brokers. None of the Acquired Companies nor the Seller has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

2.30        Product Liability. Except as set forth in Part 2.30 of the Disclosure Schedule, since January 1, 2010 no Proceeding has been commenced, or to the Knowledge of Seller threatened, against Seller or any of the Acquired Companies or their holders of Equity Interests, involving claimed personal injury, death, or any economic losses arising out of or relating to any claimed defect, negligence, breach of warranty or other theory of liability (including failure to warn or inadequacy of warning) in connection with any product in whole or in part designed, developed, manufactured, tested, distributed, marketed or labeled by any of the Acquired Companies. To the Seller’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such claim, action, cause of action, suit (whether in contract or tort or statute or otherwise), investigation, litigation, arbitration, or any civil, criminal, administrative, investigative or appellate proceeding, involving any Governmental Body or any arbitrator, arbitral forum, mediator or arbitration panel.

2.31        No Reliance.  The sale of the Shares by the Seller and the consummation of the Transactions by the Seller are not done in reliance upon any warranty or representation by, or information from, the Purchaser or any of its Representatives of any sort, oral or written, express or implied, except for the warranties and representations specifically and expressly set forth in this Agreement, the Ancillary Agreements and any certificate or instrument delivered pursuant to this Agreement or the Ancillary Agreements.  Such sale and consummation are instead done on the basis of the Seller’s own investigation, analysis, judgment and assessment as well as those representations and warranties by the Purchaser specifically and expressly set forth in this Agreement, the Ancillary Agreements and any certificate or instrument delivered pursuant to this Agreement or the Ancillary Agreements.  Nothing in this Section 2.31 shall be deemed to limit the Seller’s rights or remedies with respect to any common law fraud on the part of the Purchaser or any of its Affiliates or any director, manager, officer, employee, equityholder, agent or Representative of any of the foregoing.

SECTION 3.          Representations and Warranties of the Purchaser

The Purchaser represents and warrants, to the Seller, as follows:

3.1           Due Organization, Good Standing and Corporate Power.   The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite corporate, partnership or similar power and authority to conduct its business as it is now being conducted, including the execution, delivery and performance of each Ancillary Agreement, as applicable.  Each Ancillary Agreement to which the Purchaser is, or will be at the Closing, a party (i) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Purchaser and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.2           Purchaser Liquid Reserves.   The Purchaser has adequate cash, cash equivalents and access to financing available to make the payments required by Section 1.2 of this Agreement and otherwise to consummate the Transactions.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

3.3           Acquisition of Shares.   The Shares are being acquired solely for investment for the Purchaser’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting a participation in, or otherwise distributing the same.  The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser understands that no public market now exists for the Shares and that neither the Seller nor the Acquired Companies have made any assurances that a public market will ever exist for the Shares.  The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.4           Authority; Binding Nature of Agreements.   The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and its board of directors and stockholders. This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5           Sophistication; Investigation.   The Purchaser and its Representatives are experienced and sophisticated in all aspects of the evaluation, acquisition and operation of businesses such as that in which the Acquired Companies are engaged.  The Purchaser has (a) evaluated the merits and risks of acquiring the Shares on the terms set forth in this Agreement and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such acquisition, (b) is aware of and has considered the financial risks and financial hazards of acquiring the Shares on the terms set forth in this Agreement, and (c) intends to assume both the risks and prospective returns associated with an acquisition of the Acquired Companies subject to the terms set forth in this Agreement.  Nothing in this Section 3.5 shall be deemed to limit the Purchaser’s rights or remedies with respect to any common law fraud on the part of the Seller or any of its Affiliates or any director, manager, officer, employee, equityholder, agent or representative of any of the foregoing.

3.6           Non-Contravention; Consents.   Neither the Purchaser’s (i) execution, delivery or performance of this Agreement nor (ii) consummation of the Transactions will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a material violation of any of the provisions of the Purchaser’s Organizational Documents; or

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           assuming the consents, registrations, declarations, filings and notices referred to in Section 4.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such consent has been satisfied, conflict with or violate, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement in any material respect or any Order to which the Purchaser or any of the assets owned or used by the Purchaser, is subject

Except as otherwise contemplated herein, no filing by the Purchaser with, notice by the Purchaser to, or Consent from, any Person is required in connection with (y) the Purchaser’s execution, delivery or performance of this Agreement, or (z) the consummation by the Purchaser of the Transactions.

3.7           Proceedings.  As of the date of this Agreement, there is no pending Proceeding, and to the Purchaser’s Knowledge, no Person has threatened to commence any Proceeding against the Purchaser or, to the Purchaser’s Knowledge, against another Person that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

3.8           No Reliance.  The acquisition of the Shares by the Purchaser and the consummation of the Transactions by this Agreement by the Purchaser are not done in reliance upon any warranty or representation by, or information from, the Seller or the any of the Acquired Companies or any of their respective Representatives of any sort, oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the warranties and representations specifically and expressly set forth in this Agreement, the Ancillary Agreements and any certificate or instrument delivered pursuant to this Agreement or the Ancillary Agreements.  Such acquisition and consummation are instead done on the basis of the Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Acquired Companies as well as those representations and warranties by the Seller specifically and expressly set forth in this Agreement, the Ancillary Agreements and any certificate or instrument delivered pursuant to this Agreement or the Ancillary Agreements.  In connection with the Purchaser’s investigation of the Acquired Companies and their businesses and operations, the Purchaser and its Representatives have received from the Acquired Companies and/or their Representatives certain projections and other forecasts for the Acquired Companies and certain estimates, plans and budget information.  The Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) the Purchaser is familiar with such uncertainties and (iii) the Purchaser is making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its Representatives.  Nothing in this Section 3.8 shall be deemed to limit Purchaser’s rights or remedies with respect to any common law fraud on the part of the Seller or any its Affiliates or any director, manager, officer, employee, equityholder, agent or representative of any of the foregoing.

3.9           Brokers.  The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

SECTION 4.          Covenants

4.1           Access to Information.  Prior to the Closing Date, the Seller will provide, and will cause the Acquired Companies and its and their respective Representatives to provide, the Purchaser and its Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, properties, books, records, contracts, financial and operating data and other information and documents of, or pertaining to, the Acquired Companies (so long as such access does not unreasonably interfere with the operations of the Acquired Companies) as the Purchaser or such Representatives reasonably may request regarding the business, assets, liabilities, employees and other aspects of the Acquired Companies and the Business.  Notwithstanding anything to the contrary in this Section 4.1, the Seller shall not be required to provide access to any information or documents (a) which it reasonably believes it may not provide the Purchaser and their respective Representatives by reason of applicable Legal Requirements (including with respect to antitrust Legal Requirements), (b) which the Seller or any of the Acquired Companies is required to keep confidential by reason of a Contract with third parties, or (c) which it reasonably believes would constitute a waiver of the attorney-client or other privilege held by the Seller or any of the Acquired Companies.  The Seller agrees that it will use good faith efforts to make appropriate substitute arrangements to the extent available under circumstances in which the restrictions  of the previous sentence apply.  Prior to the Closing, the Purchaser will, and will cause its Representatives to, hold confidential all information so obtained in accordance with the terms of the Non-Disclosure Agreement.

4.2           Operation of the Businesses of the Acquired Companies.  From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with the provisions of Section 7 hereof, the Seller shall cause each of the Acquired Companies to, except as otherwise expressly required by this Agreement or to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to preserve intact its present business organization and capital structure, and keep available the services of its present key employees, and (iii) use its commercially reasonable efforts to maintain satisfactory relationships with its customers, distributors, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except for matters set forth in Part 4.2 of the Disclosure Schedule or as otherwise expressly required by this Agreement, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Date (or the earlier termination of this Agreement in accordance with the provisions of Section 7 hereof), the Seller shall not, and the Seller shall not cause or permit any of the Acquired Companies, to:

(a)           adopt any change in their respective Organizational Documents (whether by merger, consolidation or otherwise) or effect any split, combination, reclassification or similar action with respect to the Shares;

(b)           (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) directly or indirectly, any assets, securities, properties, interests, or businesses (or any division thereof) of any Person except for acquisitions of inventory, equipment and raw materials in the Ordinary Course of Business, or (ii) make any loan, advance or capital contribution to, acquire any securities in, or otherwise make any investment in, any Person), except in each case, any such transactions between any of the Acquired Companies;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(c)           repay, prepay or otherwise discharge or satisfy any Indebtedness or other material Liabilities, other than in the Ordinary Course of Business and other than Intercompany Accounts Payable and Intercompany Indebtedness, or waive, cancel or assign any claims or rights of substantial value other than in the Ordinary Course of Business;

(d)           become liable in respect of any guarantee or incur, assume or otherwise become liable in respect of any Indebtedness, including entering into additional capital leases;

(e)           make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of the Company Securities (other than cash dividends and cash distributions by an Acquired Company to another Acquired Company);

(f)           sell, abandon, lease or otherwise transfer, or create or incur any Encumbrance (other than a Permitted Encumbrance) on, any assets, properties, interests or businesses of the Acquired Companies, other than (i) in the Ordinary Course of Business, (ii) such transactions between any of the Acquired Companies, (iii) pursuant to any Material Contract as in effect as of the date of this Agreement, and (iv) as required by applicable Legal Requirement or any Governmental Body in order to permit or facilitate the consummation of the Transactions;

(g)           transfer, issue, sell, dispose of, pledge or encumber the Shares or any other Equity Interests;

(h)           make any capital expenditures that are in the aggregate in excess of $50,000 individually and $100,000 in the aggregate;

(i)           modify, enter into, terminate or amend, or give notice of non-renewal, cancellation or termination of any Contract with any officer or director of any of the Acquired Companies;

(j)           (i) other than in the Ordinary Course of Business, or except to the extent automatically renewed, extended or expired pursuant to its terms, renew, extend, amend or terminate any Material Contract or (ii) other than in the Ordinary Course of Business, enter into any new Contract that would have been considered a Material Contract if it were entered into at or prior to the date hereof, (iii) waive any term of or any material default under, or release, settle or compromise any material claim against the Acquired Companies or liability or obligation owing to the Acquired Companies under, any Material Contract, (iv) enter into any Contract which contains a change of control or similar provision, (v) enter into any Contract which includes obligations of the Acquired Companies under a non-solicitation or non-competition provision or (vi) renew or extend (except to the extent the existing contract is deemed, by a court or third party having authority to make such determination, to remain in full force and effect), or amend or otherwise modify, the Material Contract listed as Item 47 in Part 2.14(a)(i) of the Disclosure Schedule;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(k)           enter into any Contract with respect to the voting of any Shares;

(l)            issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities or amend any terms of any outstanding Company Securities;

(m)          settle, agree to settle, compromise, or release, dismiss, or otherwise dispose of any Proceeding (i)  involving payments by or to any Acquired Company of more than  $50,000 individually, or $100,000 in the aggregate, including, for the avoidance of doubt, the pending dispute set forth under Item 9 in Part 2.5 of the Disclosure Schedule, (ii) that admits liability or consents to non-monetary relief, or (iii) that otherwise are or would reasonably be expected to be material to the business or operations of the Acquired Companies, taken as a whole;

(n)           other than with respect to any change for a Pre-Closing Tax Period in a method of accounting which is a result of Hologic, Inc.’s acquisition of the Seller, make, change or revoke any material income Tax election; elect or change any method of accounting for Tax purposes; settle any Proceeding or claim in respect of Taxes of the Acquired Companies; file any amended Tax Return with respect to any Tax; enter into any closing agreement with respect to any material Tax; surrender any right to claim a material Tax refund; or enter into any Contract in respect of Taxes with any Governmental Body;

(o)           make any material change in its financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Acquired Companies, except to the extent such changes have been made by Hologic, Inc. in respect of its controlled Affiliates generally; provided that the Seller shall give prior notice to the Purchaser of any such material change and shall consult with the Purchaser regarding the impact of such change on the Acquired Companies;

(p)           adopt or enter into a plan of complete or partial liquidation or dissolution of any of the Acquired Companies (other than inactive or shell subsidiaries that are immaterial), or enter into a letter of intent or agreement in principle or other Contract with respect thereto;

(q)           other than as required by applicable Legal Requirements or by the terms of any Company Employee Plan or Contract existing in writing on the date hereof, (i) increase, make any material change in, or accelerate the vesting of, the compensation payable or to become payable or benefits to, grant any severance or termination pay to, or increase the base salary, wages, bonuses, incentive or other compensation or other benefits of any of its current or former officers, agents or Company Employees (except in connection with the hiring of any person as an employee of any of the Acquired Companies) or (ii) adopt, amend, terminate or modify any Company Employee Plan or Company Employee Agreement;

(r)            announce, implement or effect any reduction in labor force, lay-off program, early retirement program, severance program or other program or effort concerning the termination of employment of employees of any of the Acquired Companies;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(s)           write up or write down any of its material assets, properties, or interests or revalue its inventory outside the Ordinary Course of Business of the Acquired Companies;

(t)            open any facility or enter into any new line of business or close any facility or discontinue any line of business or any material business operations;

(u)           enter into any Contract for any sales of products, goods or services that is outside the Ordinary Course of Business;

(v)           enter into any Contract that limits or otherwise restricts the Acquired Companies or any successor thereto from engaging or competing in any line of business or geographic area in which such Person engages in as of the date hereof, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not increase limitations or restrictions on business) existing as of the date hereof;

(w)           fail to pay any fee, fail to renew, allow to expire or lapse, take any action, protect any trade secret, or make any filing reasonably necessary to maintain its ownership of the Intellectual Property Rights owned by an Acquired Company;

(x)            take any action outside the Ordinary Course of Business the primary purpose of which is to achieve the applicable Performance Payment thresholds;

(y)           enter into any collective bargaining or other agreement with a labor union or works council or other employee representative;

(z)            initiate any Proceeding with respect to the pending dispute set forth under Item 9 in Part 2.5 of the Disclosure Schedule; or

(aa)          authorize, agree or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the operations of any of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.3           HSR Filing.

(a)           Each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date of this Agreement, and in any event within ten (10) business days of this Agreement, (ii) prepare and file any notifications, filings, registrations and other materials required or necessary under any other applicable Regulatory Law, as promptly as practicable after the date of this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Regulatory Law and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 4.3 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Regulatory Law as promptly as reasonably practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and shall not take nor agree to take any action that would reasonably be expected to delay consummation of the Transactions.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           In connection with the obligations set forth in this Section 4.3, each of the Purchaser and the Seller shall use reasonable best efforts, subject to applicable Legal Requirements, to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) promptly notify and provide copies to the party of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or any other Governmental Body and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions, consult with each other in advance of any communications, including meetings and conferences, to or with, the FTC, the DOJ or any other Governmental Body or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Body or other Person, give the other party the opportunity to review in advance any such communications and participate in and attend any such meetings and conferences; and (iv) not settle or compromise any investigation or other inquiry, including any Proceeding initiated by a private party, or extend any waiting period under the HSR Act or any other applicable Regulatory Law, with respect to the Transactions, without the other party’s express written consent.

(c)           In furtherance and not in limitation of the covenants of the parties contained in this Section 4.3, if any objections are asserted with respect to the Transactions under any Legal Requirement or if any lawsuit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Body or any private party challenging any of the Transactions as violative of any Legal Requirement, each of the Purchaser and the Seller shall, as promptly as reasonably practicable, use its reasonable best efforts to resolve any such objections or lawsuits so as to permit the consummation of the Transactions, including in order to resolve such objections or lawsuits which if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

4.4           Publicity.

(a)           No press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of any of the parties hereto (including any general announcement to customers or suppliers) without the prior written consent of the Purchaser and the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  The Seller may make general announcements or disclosures to the Acquired Company employees, provided that the Purchaser shall have the right to review and comment upon any announcement or disclosure prior to its issuance, distribution or publication and the Seller shall consider in good faith any comments provided by the Purchaser.  Notwithstanding the foregoing and subject to Section 4.4(b), this Section 4.4 shall not prohibit (i) any disclosure required to comply with the requirements of any applicable Legal Requirement (including applicable securities laws or securities listing standards, upon advice of counsel to the disclosing party), in which case the Seller and the Purchaser will have the right to review such press release or other announcement prior to its issuance, distribution or publication, (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, any Ancillary Agreement or the Transactions or (iii) any disclosure on a confidential basis to the Purchaser’s direct and indirect holders of Equity Interests.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           Seller and its counsel shall be given the opportunity to review and comment on any Form 8-K filings, including exhibits thereto,  made by Purchaser in connection with the Contemplated Transaction prior to the filing thereof with the Securities and Exchange Commission.  The Purchaser, taking into account, among other things, applicable Legal Requirements (including applicable securities laws or securities listing standards, upon advice of counsel), shall, in good faith, give due consideration to any such comments proposed by the Seller, including any such comments relating to the redaction of certain terms of this Agreement in any filings made by the parties (or any of their Affiliates) with the Securities and Exchange Commission or as otherwise required by law.

4.5           Employee Matters.

(a)           For a period of not less than one (1) year following the Closing Date, the Purchaser shall, or shall cause the Acquired Companies to, provide all individuals who are employees of the Acquired Companies immediately prior to the Closing so long as they remain employees of the Purchaser, the Acquired Companies or any of their Affiliates (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (taken as a whole, the “Affected Employees”), with (i) annual base salary or hourly wage rates substantially comparable to the annual base salary or hourly wage rates as in effect for such Affected Employee immediately prior to the Closing and (ii) other employee benefits (whether pursuant to benefit plans maintained by the Purchaser, the Acquired Companies or any other Affiliate of the Purchaser) that are no less favorable, in the aggregate, than the other employee benefits that are provided generally to similarly situated employees of the Purchaser; provided, however, that (x) for purposes of determining “other employee benefits” required to be provided pursuant to clause (ii) above, incentive compensation, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on the Acquired Companies shall be excluded. Nothing contained in this Section 4.5 shall be deemed to grant any Affected Employee any right to continued employment after the Closing nor to preclude the Purchaser, the Acquired Companies or any of their Affiliates from terminating the employment of any Affected Employee for any reason or for no reason at any time following the Closing. Additionally, nothing contained in this Section 4.5 shall be deemed to grant any Affected Employee any right to any specific type or amount of, or eligibility for, any compensation or benefit under any specific incentive compensation plan or employee benefit plan.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           As of and after the Closing, the Purchaser shall, or shall cause the Acquired Companies to, to the extent permitted by applicable Legal Requirements or plan terms, use commercially reasonable efforts to provide any Affected Employees with credit for employment with the Acquired Companies for purposes of determining eligibility and vesting (but not benefit accrual) under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Affected Employees as of and after the Closing by the Purchaser, the Acquired Companies or any of their Affiliates for the Affected Employees’ service with the Acquired Companies, their Affiliates and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Acquired Companies immediately prior to the Closing under any similar Company Benefit Plan; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Purchaser shall, or shall cause the Acquired Companies, to the extent permitted by applicable Legal Requirements or plan terms, use commercially reasonable efforts to, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Affected Employees under similar plans maintained by the Acquired Companies (or the Seller, as applicable) immediately prior to the Closing.

(c)           No later than March 31, 2013, each Affected Employee who has been granted an annual cash bonus award in respect of the 2012 calendar year under the Bonus Plan (as set forth in Part 4.5(c) of the Disclosure Schedule and collectively referred to herein as the “Assumed Bonus”) shall be entitled to a cash payment, payable by the Purchaser (or the Affiliate of Purchaser then employing such Affected Employee) equal to such employee’s portion of the Assumed Bonus as set forth in Part 4.5(c) of the Disclosure Schedule; provided, however, any such Affected Employee whose employment is terminated by the Purchaser or its Affiliate after the Closing Date and prior to the payment of the Assumed Bonus shall be entitled to a cash payment equal to such terminated Affected Employee’s Assumed Bonus pro-rated for the period beginning on January 1, 2012 and ending on the earlier of such terminated Affected Employee’s date of employment termination and December 31, 2012; and, provided further, that if the Closing has not occurred by March 31, 2013, then the Seller shall cause the Acquired Companies to make the payments provided for in this Section 4.5(c).

(d)           For a period beginning on the Closing Date and concluding on August 3, 2014, the Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) to, pay to any Affected Employee whose service with the Purchaser and its Affiliates (including the Acquired Companies) is terminated during such period severance benefits that are not less favorable than the greater of (i) those severance benefits provided to such Affected Employees under the terms of any individual employment agreement to which such individual is a party in accordance with the terms thereof as of the date hereof or any severance plan, program, policy or guideline of any of the Acquired Companies in which such individual is eligible to participate as of the date hereof, and (ii) those severance benefits provided to similarly situated employees of the Purchaser and its Affiliates (other than the Acquired Companies).

(e)           The provisions of this Section 4.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to    (i) confer upon or give to any person (including for the avoidance of doubt any Affected Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 4.5) under or by reason of any provision of this Agreement, or (ii) constitute an amendment or modification of any Company Employee Plan.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(f)           The Purchaser undertakes and shall cause an Acquired Company or an Affiliate of the Purchaser designated by the Purchaser to conclude at Closing a new employment contract and compromise agreement with each of [*****] (collectively, the “Assumed Individuals”), each of whom are subject to German or French employment agreements, as applicable, with the Seller’s Affiliate currently employing such individuals as identified on Part 4.5(f) of the Disclosure Schedule, so that each of the Assumed Individuals becomes, as of Closing, an employee of an Acquired Company or another Affiliate of the Purchaser designated by the Purchaser, based on the same terms and conditions that such Assumed Individuals are entitled to under their existing employment agreements, and maintaining in particular their seniority, remuneration level and any other benefits; provided, that each such compromise agreement shall contain a customary release and waiver provision by the applicable employee to the fullest extent permitted by applicable law. The Seller undertakes and shall cause an Affiliate of the Seller (other than the Acquired Companies) designated by the Seller to conclude at Closing a new employment contract and compromise agreement with Gen-Probe Belgium BVBA and each of [*****] (together, the “Retained Individuals”), who are currently subject to Belgian employment agreements with Gen-Probe Belgium BVBA, and the Seller’s designated Affiliate (other than the Acquired Companies), so that each of the Retained Individuals becomes, as of Closing, an employee of an Affiliate of the Seller (other than the Acquired Companies) designated by the Seller, based on the same terms and conditions that such Retained Individuals are entitled to under their existing employment agreements, and maintaining in particular their seniority, remuneration level and any other benefits; provided, that each such compromise agreement shall contain a customary release and waiver provision by the applicable employee to the fullest extent permitted by applicable law.

(g)           Effective as of the Closing, Seller shall take all necessary actions to terminate each of the Acquired Companies’ status as a “Participating Employer” under the Gen-Probe Incorporated Deferred Compensation Plan, effective June 20, 2005, amended and restated January 1, 2008 (the “Deferred Compensation Plan”).  Seller shall assume any and all obligations and liabilities of the Acquired Companies with respect to the Deferred Compensation Plan (including applicable withholding and reporting obligations), and shall make payments to each employee of any Acquired Company who participated in the Deferred Compensation Plan prior to the Closing Date (the “DCP Participants”), in an amount equal to their full account balances under such plan as of the Closing Date (as adjusted for gains and losses and distributions from the Closing Date through the distribution date(s) as provided in the Deferred Compensation Plan), with such payments to be made as and when required pursuant to and in accordance with the terms of the Deferred Compensation Plan.  At least five (5) days prior to the Closing Date, Seller shall provide to Purchaser evidence that the Acquired Companies will not be “Participating Employers” or otherwise have any obligations of liabilities under the Deferred Compensation Plan following the Closing.  The Seller shall provide Purchaser with proof that all payments have been made to the DCP Participants within five (5) days of the date such payments have been made.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

4.6           Name Change.  Within 30 days of the Closing Date, the Purchaser and the Acquired Companies, as appropriate, will cause to be filed all documents, and take such other steps, necessary to change the name of any Acquired Company to such other name that does not contain the word “Gen-Probe.”  In addition, during a 180 day period following the Closing Date, the Acquired Companies may continue to use any and all materials currently used in the businesses of the Acquired Companies in whatever medium used, including, but not limited to, packaging bearing the name “Gen-Probe” (or any derivation thereof used in the businesses of the Acquired Companies), any Retained Name and Mark and any Composite Mark.

4.7           Director and Officer Liability.

(a)           For a period of six (6) years from and after the Closing Date, the Purchaser shall cause the Acquired Companies to indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing), to the same extent as provided by the Acquired Companies immediately prior to the date of this Agreement, each present and former director and officer of the Acquired Companies in their capacities as such, including any person who becomes a director or officer prior to the Closing Date (collectively, the “D&O Indemnified Parties”), as provided in the respective Organizational Documents of the Acquired Companies or any Contract identified in Part 4.7 of the Disclosure Schedule.

(b)           Without limiting the provisions of Section 4.7(a), the Purchaser shall cause the Acquired Companies to maintain in effect for six (6) years after the Closing Date in the Organizational Documents of each of the Acquired Companies provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the D&O Indemnified Parties as those contained in the Organizational Documents of the Acquired Companies as in effect as of the date of this Agreement, which provisions shall not (except as may be required by any changes in applicable Legal Requirements) be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or the resolution thereof. In addition, for a period of six (6) years after the Closing Date, the Purchaser shall, or shall cause the Acquired Companies to, pay any expenses (including attorneys’ fees and expenses and disbursements) reasonably incurred by any D&O Indemnified Party under this Section 4.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 4.7) as incurred to the fullest extent permitted under applicable Legal Requirements, provided that the D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Organizational Documents and Legal Requirements.

(c)           The provisions of this Section 4.7 are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her successors, heirs or Representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have under the Organizational Documents of the Acquired Companies, under any applicable Legal Requirement, by contract or otherwise.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 4.7 shall survive the consummation of the Transaction for the applicable length of time and shall be binding on the successors and assigns of the Purchaser and the Acquired Companies. If the Purchaser, the Acquired Companies, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Acquired Companies, as applicable, shall succeed to and honor the indemnification obligations set forth in this Section 4.7.

4.8           Intercompany Accounts.  Prior to Closing, the Seller shall and shall cause its Affiliates to extinguish at or prior to Closing, all Intercompany Accounts Payable, Intercompany Indebtedness and Intercompany Accounts Receivable of any Acquired Company existing and outstanding immediately prior to Closing.  Purchaser shall receive at the Closing a certificate, dated as of the Closing Date from an executive officer of the Seller certifying the satisfaction in full of all such Intercompany Indebtedness, Intercompany Accounts Receivable and Intercompany Accounts Payable in accordance with this Section 4.8.

4.9           Exclusivity.  During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller will not, and will cause the Acquired Companies and their subsidiaries and its and their respective affiliates, directors, officers, employees, equityholders, subsidiaries, attorneys, representatives, advisors and agents (together, the “Representatives”) not to, directly or indirectly, (a) solicit any offers, inquiries or proposals from, or negotiate, initiate, enter into or participate in discussions with, or encourage, cooperate with or provide any information to, any person, corporation, partnership or other entity or group (other than Purchaser and its designees) in connection with or concerning any possible sale of stock (or other equity interests) by any equityholders of, or any merger, recapitalization, spin-off or sale of securities or a material portion of the assets of, the Acquired Companies or the Business, or any other transaction involving a change in the ownership of, or third party debt financing (other than in the ordinary course of business pursuant to the Company’s debt arrangements in effect as of the date hereof) or equity financing of, the Business (a “Competing Transaction”), or (b) participate in, encourage or continue any ongoing discussions or negotiations on or after the date hereof regarding any Competing Transaction. Seller and its Representatives shall immediately upon the execution of this Agreement terminate any existing or continuing activities described in the preceding sentence. Seller hereby represents that, as of the date hereof, neither it nor any of its affiliated entities is party to or bound by any agreement with respect to any such Competing Transaction other than this Agreement, confidentiality agreements with third parties that are currently in effect or as otherwise expressly contemplated by this Agreement.  Seller shall, and shall cause its Representatives to, notify Purchaser promptly of any oral or written expression of interest, inquiry or proposal by any third parties to Seller or any of its Representatives with respect to a Competing Transaction, and shall disclose to Purchaser on a reasonably detailed basis the contents thereof  (other than the identity of such third party), except to the extent such disclosure is prohibited by Seller’s obligations under confidentiality agreements in effect on September 6, 2012.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

4.10        Noncompetition and Nonsolicitation.

(a)           For [*****], the Seller covenants and agrees that it shall not, and shall not permit, cause or encourage any of its Affiliates to, (i) recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of the Acquired Companies to leave the employ of the Acquired Companies; provided, however [*****], the Seller and its Affiliates (A) may recruit, offer employment to, employ or engage as a consultant, any individual whose employment with the Purchaser or its Affiliates (including the Acquired Companies) has been terminated and (B) shall not be prohibited from engaging in a bona fide general solicitation or advertisement that is not specifically directed to any Person who is an employee of any of the Acquired Companies or from hiring, or engaging  as a consultant, any Person who responds to such solicitation or advertisement or (ii) solicit, encourage, initiate or participate in discussions or negotiations with, or provide any information to, any present client, customer or supplier of any of the Acquired Companies with respect to the termination or other alteration of his, her or its relationship with the Business of the Acquired Companies.

(b)           For [*****] (the “Non-Competition Period”), the Seller covenants and agrees that it shall not, and shall not permit, cause or encourage any of its Affiliates to engage, directly or indirectly, as an owner, consultant or otherwise, in any Competing Business; provided, however, that nothing herein shall prohibit the Seller or its Affiliates from (i) being a passive owner of not more than five percent (5%) of the outstanding equity of any class of securities of a publicly traded company engaged in such Competing Business, so long as the Seller or its Affiliates have no active participation in the business of such corporation, or (ii) performing any services for Purchaser or its Affiliates, including such services as are contemplated under the Transition Services Agreement.  In addition, notwithstanding the foregoing, the Seller and its Affiliates shall be permitted to consummate the acquisition of all or substantially all of the assets or business(es), or the acquisition of a majority (or greater) of the voting power, of any Person engaged in any Competing Business (the “Target”), [*****].

(c)           The Seller hereby acknowledges and agrees that the covenants and agreements set forth in this Section 4.10 are a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder, and that the Purchaser may incur a significant loss of the goodwill being purchased as part of the Transactions if the Seller or its Affiliates were to breach any of the provisions of this Section 4.10.  If the final judgment of a court of competent jurisdiction selected pursuant to Section 9.6 declares that any term or provision of this Section 4.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

4.11        Confidentiality.  The Purchaser acknowledges that the information provided to it in connection with this Agreement and the Transactions is subject to the terms of the Non-Disclosure Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, all obligations of the Purchaser under the Non-Disclosure Agreement with respect to the Confidential Information (as defined in the Non-Disclosure Agreement) will terminate; provided, however, that the Purchaser hereby agrees that it will be subject to the confidentiality obligations set forth in the Non-Disclosure Agreement with respect to any information or materials provided by the Seller under Section 6 of this Agreement as if such information or materials were Confidential Information under the Non-Disclosure Agreement.  The Seller hereby agrees with the Purchaser that any confidential or proprietary information involving or relating to the Business which would be deemed Confidential Information under the Non-Disclosure Agreement shall belong to the Acquired Companies following the Closing and the Seller will be subject to the confidentiality obligations set forth in the Non-Disclosure Agreement with respect to such Confidential Information as if the Seller were the Purchaser thereunder.

4.12        Notice of Developments.

(a)           From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Seller and the Acquired Companies shall promptly (and in any event prior to the Closing) notify the Purchaser in writing upon the Seller and/or the Acquired Companies becoming aware: (i) that any representation or warranty made by the Seller in this Agreement is untrue or inaccurate in such a way that would otherwise cause the failure of a closing condition, (ii) of the failure of the Seller to, in any material respect, comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller pursuant to this Agreement, (iii) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (iv) of any notice or other communication from any Governmental Body in connection with the Transactions, or (v) of the commencement or initiation or threat of commencement or initiation of any Proceeding regarding the Transactions or otherwise involving any Acquired Company.

(b)           From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Purchaser shall promptly (and in any event prior to the Closing) notify the Seller in writing upon the Purchaser becoming aware: (i) that any representation or warranty made by Purchaser in this Agreement is untrue or inaccurate in such a way that would otherwise cause the failure of a closing condition, (ii) of the failure of the Purchaser to, in any material respect, comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller pursuant to this Agreement, (iii) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (iv) of any notice or other communication from any Governmental Body in connection with the transactions contemplated hereby, or (v) of the commencement or initiation or threat of commencement or initiation of any Proceeding regarding the Transactions and involving or implicating the Purchaser.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

4.13        Further Assurances.

(a)           The Seller will refer all customer inquiries relating to the Business to the Purchaser, or an Acquired Company, as appropriate, from and after the Closing.  The Seller will promptly forward to the Purchaser when received any and all monies or proceeds from accounts receivable relating to the Business that are received or collected by Seller or any of its Affiliates following the Closing.  The Purchaser and its Representatives shall have the right, once, during the period that is three months following the termination of the Transition Services Agreement, to examine the work papers and books and records of the Seller for the purpose of determining compliance with this Section 4.13, upon reasonable advance notice and during regular business hours, in such a manner as to not interfere with the normal operations of the Seller.

(b)           Following the Closing, in the event that any Material Contract or other material asset owned by the Seller or any of its Affiliates necessary to conduct the Business as conducted by Seller and its Affiliates in the Ordinary Course of Business is discovered by Seller or any of its Affiliates or identified to the Seller by Purchaser at any time after the Closing Date, the possession or ownership of which has not been transferred to Purchaser or its Affiliates at such time, then the Seller and its Affiliates shall promptly take such steps as may be required to transfer or assign, or cause to be transferred or assigned, the Seller’s or its Affiliates’ rights in such Material Contract or material asset to Purchaser or its designee, at no additional charge to Purchaser or its Affiliates.

(c)            (i) In the event that any other material asset or material support service (other than Shared Assets or Shared Services) primarily used in the Business and provided or made available by the Seller and/or any of its Affiliates to the Acquired Companies prior to the Closing is discovered by the Seller or any of its Affiliates or identified to the Seller by Purchaser at any time prior to, at or after the Closing Date, the Seller and its Affiliates and Purchaser each agree to cooperate and negotiate in good faith to determine a mutually agreed upon commercially reasonable arrangement (which may include updating the Schedules to the Transition Services Agreement) pursuant to which the Seller shall make such material asset or material support service available for use by the Purchaser and/or its Affiliates, as applicable, in connection with the operation of the Business and (ii) in the event that any material asset or material support service (other than Shared Assets or Shared Services) primarily used in the business of the Seller (other than the Business) and provided or made available by the Acquired Companies to Seller or any of its Affiliates (other than the Acquired Companies) prior to the Closing is discovered by the Purchaser or any of its Affiliates or identified to the Purchaser by Seller at any time prior to, at or after the Closing Date, the Purchaser and its Affiliates and Seller each agree to cooperate and negotiate in good faith to determine a mutually agreed upon commercially reasonable arrangement (which may include updating the Schedules to the Transition Services Agreement) pursuant to which the Purchaser shall make such material asset or material support service available for use by the Seller and/or its Affiliates, as applicable, in connection with the operation of the business of Seller (other than the Business).

(d)           [*****]

4.14        Financing.   Prior to the Closing, the Seller shall use its commercially reasonable efforts, and shall cause each of the Acquired Companies and their subsidiaries to use their commercially reasonable efforts, to cooperate, at the Purchaser’s sole expense, in a manner that is reasonably requested by the Purchaser in connection with the Purchaser’s efforts to obtain financing in connection with the Transactions.  Notwithstanding the foregoing, in no event shall (a) the Seller be required to (i) provide any of its confidential or proprietary information to any financing source unless such financing source has entered into a confidentiality agreement in a form acceptable to the Seller (and such access shall be subject to the limitations set forth in Section 4.1), (ii) prepare any memoranda, presentations, or similar materials, (b) such cooperation unreasonably interfere with the ongoing operations of the Seller and the Acquired Companies or (c) the Seller or the Acquired Companies be required to enter into or approve any financing or similar agreement.  The Purchaser shall, promptly upon request by the Seller, reimburse the Seller and the Acquired Companies for all out of pocket costs and expenses incurred by them in connection with such cooperation.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

4.15        Post-Closing Operation of the Business.

(a)           During the period starting at the Closing and ending at midnight on December 31, 2013 the Purchaser agrees that (i) it will, acting in good faith, use commercially reasonable efforts, taking into account (as reasonably determined by Purchaser) geography, customer preferences, manufacturing and other supply costs, market competition, customer credit terms, profit potential, and regulatory, compliance and legal risk, to promote and sell Company Products and services and (ii) it will not take any action, and shall cause its subsidiaries (including the Acquired Companies) not to take any action, the purpose of which is to prevent the achievement of one or more of the Performance Payments.

(b)           During [*****], the Purchaser shall not, and shall direct its Affiliates and Representatives not to, make any disclosure to any third party of any information related to [*****] that would reasonably be expected to [*****] without the prior written consent of the Seller. Notwithstanding the foregoing, this Section 4.15(b) shall not prohibit the Purchaser from making any disclosure (i) required to comply with any Legal Requirement; provided the Purchaser, to the extent permitted by such Legal Requirement, gives the Seller reasonable advance written notice of the applicable Legal Requirement and reasonably cooperates with the Seller in seeking a protective order or other relief from such disclosure, (ii) in connection with the assertion or enforcement of any right or remedy of Purchaser or any Purchaser Indemnitee relating to this Agreement, any Ancillary Agreement or the Transactions or (iii) in connection with the procurement of insurance, including insurance relating to [*****].

4.16        Certain Post-Closing Transaction Expenses.  From and after the Closing, the Seller shall promptly reimburse the Purchaser (or, at the Purchaser’s discretion, one of its direct or indirect subsidiaries) for [*****], arising from or relating to [*****], except to the extent that such Reimbursement Amount has previously been included as a Closing Date Transaction Expense.  The Seller shall reimburse the Purchaser (or its direct or indirect subsidiary, as applicable) promptly upon the Purchaser providing the Seller with evidence of any applicable payment to [*****], as described in the immediately preceding sentence, and the Seller shall pay any applicable Reimbursement Amount by wire transfer of immediately available funds within ten (10) business days of the Purchaser’s delivery of such evidence.

SECTION 5.          Conditions to Obligations to Close

5.1           Conditions to the Obligation of Each Party.   The obligations of the Purchaser and the Seller to consummate the purchase and sale of the Shares are subject to the satisfaction (or written waiver, if permissible under applicable Legal Requirements) on or prior to the Closing of the following conditions:

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(a)           No Action.  There must not be in effect any Legal Requirement or Order that would (i) prohibit or make illegal the consummation of the Transactions or (ii) cause the Transactions to be rescinded following consummation.

(b)           Antitrust Approvals.  All applicable waiting periods (and any extensions thereof) under the HSR Act and under any other Regulatory Law applicable to the Transactions shall have expired, terminated or where applicable, approvals have been obtained.  All other material consents of, or registrations, declarations or filings with, any Governmental Body legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

5.2           Conditions to the Obligations of the Purchaser.   The obligations of the Purchaser to consummate the purchase and sale of the Shares are subject to the satisfaction (or written waiver by Purchaser, if permissible under applicable Legal Requirements) on or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  Each of the (i) Fundamental Representations of the Seller shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), (ii) representations and warranties of the Seller set forth in Section 2.6(b) (Sufficiency of Assets) and Section 2.27 (Regulatory Compliance) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true and correct in all material respects as of such earlier date) and (iii) the other representations and warranties of the Seller set forth in Section 2 of this Agreement (other than as set forth in subparts (i) and (ii) of this paragraph) shall be true as of the date hereof and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  For purposes of this Section 5.2(a), the representations and warranties referenced in Section 5.2(a)(ii) and Section 5.2(a)(iii) shall be read without giving effect to any qualification contained therein as to materiality, Material Adverse Effect or similar qualifiers.

(b)           Compliance with Covenants.  The Seller shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied by it on or prior to the Closing Date, in all material respects.

(c)           No Material Adverse Effect on the Acquired Companies.  Since the date of this Agreement, there shall be no Material Adverse Effect on the Acquired Companies.

(d)           Closing Deliveries.  The Seller shall deliver or shall have delivered to Purchaser the items set forth in Section 1.5(a).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

5.3           Conditions to the Obligations of the Seller.   The obligations of the Seller to consummate the Transactions are subject to the satisfaction (or written waiver by Seller, if permissible under applicable Legal Requirements) on or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  Each of the (i) Fundamental Representations of the Purchaser shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date) and (ii) the other representations and warranties of the Purchaser (other than as set forth in subpart (i) of this paragraph) shall be true as of the date hereof and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect on the Purchaser.  For purposes of this Section 5.3(a), the representations and warranties referenced in Section 5.3(a)(ii) shall be read without giving effect to any qualification contained therein as to materiality, Material Adverse Effect or similar qualifiers.

(b)           Compliance with Covenants.  The Purchaser shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied by it on or prior to the Closing Date, in all material respects.

(c)           Closing Deliveries.  The Purchaser shall deliver or shall have delivered to the Seller the items set forth in Section 1.5(b).

SECTION 6.         Tax Matters.

6.1          Cooperation.   Purchaser, the Acquired Companies, and the Seller shall cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties, in connection with any Tax matters relating to the Acquired Companies (including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably required for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the assisting party or parties.  The Purchaser shall, and shall cause the Acquired Companies to, (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) upon reasonable written notice prior to transferring, destroying or discarding any such books and records in accordance with clause (i) and its customary books and records retention policy shall allow the Seller to take possession of such books and records.

6.2          Amendment of Tax Returns.   Neither the Purchaser nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Acquired Companies with respect to a Tax period ending on or before the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

6.3          Responsibility for Filing Tax Returns.

(a)            Prior to the Closing Date, the Seller shall prepare or cause to be prepared at its expense, all Tax Returns for each member of the Seller Consolidated Group and its member’s Affiliates that are due prior to the Closing Date.  Following the Closing Date, Seller (i) shall prepare or cause to be prepared, at its own expense, all income Tax Returns for the Seller Consolidated Group with respect to Tax years that include the Closing Date and all other Tax Returns of the Seller or of a member of the Seller Consolidated Group pertaining to the reporting of the Transactions (a “Pre-Closing Income Return” and each such Pre-Closing Income Return as prepared for each Acquired Company as if such Acquired Company filed separately from the Seller Consolidated Group, a “Pro Forma Return”), (ii) may cause to be prepared, at its own expense, amended Tax Returns for previous Tax years, and (iii) shall prepare or cause to be prepared, at its own expense, all Tax Returns required to be filed with respect to Transfer Taxes (the Tax Returns in clauses (i), (ii), and (iii) together, each, a “Pre-Closing Return”).  Each Pre-Closing Return shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Legal Requirements and promptly after filing each Pre-Closing Return, Seller shall deliver a copy of each such Pre-Closing Return (as filed) to Purchaser.  Pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), the Tax year of the Acquired Companies shall end for federal income tax purposes as of the close of business on the Closing Date and the Seller shall include the income of the Acquired Companies (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For all Tax periods of the Acquired Companies ending on or before the Closing Date, the Seller shall cause the Acquired Companies to join the Seller’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income Tax Returns.  The Purchaser shall prepare and file all Tax Returns of the Acquired Companies other than Pre-Closing Returns and Tax Returns with respect to Tax years that end on or before the Closing Date. The Acquired Companies shall not elect ratable allocation of any items pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or non-U.S. law).  Additionally, the Acquired Companies shall make all filings and submissions and take any other actions required by applicable Legal Requirements to ensure that the Acquired Companies are at all times in compliance with the provisions of Section 4191 of the Code.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           Seller shall provide Purchaser with a copy (at Seller’s option, either electronically in Microsoft Word, Microsoft Excel or Adobe Portable Document Format (pdf) format or hard copy) of drafts of (i) each Pre-Closing Income Return not later than twenty-four (24) days prior to the due date for such return, (ii) each Pro Forma Return not later than thirty-four (34) days prior to the due date for the Tax Return to which the Pro Forma Return relates together with supporting schedules and workpapers, including those not required to be filed with a Governmental Body and (iii) all other Pre-Closing Returns, not later than forty-five (45) days prior to the due date for such return or the date on which such return will be filed, as applicable. With respect to each Pre-Closing Return provided by Seller to Purchaser pursuant to the preceding sentence, Seller will (a) cooperate, or cause the Seller Consolidated Group to cooperate, at its own expense, promptly with Purchaser’s review of each such return, including, but not limited to, discussing any provisions on the Pre-Closing Income Return as it relates to the Acquired Companies and any provisions on the Pro Forma Return, (b) in addition to the supporting schedules and workpapers provided pursuant to clause (ii) of the preceding sentence, promptly provide Purchaser with a copy (at Seller’s option, either electronically in Microsoft Word, Microsoft Excel or Adobe Portable Document Format (pdf) format or hard copy) of back-up documentation relating to such Pre-Closing Returns as is reasonably requested with particularity by Purchaser in light of the facts then known by Purchaser (for the avoidance of doubt, Seller shall not be obligated to respond to a general request for Tax Return work papers or back-up materials) and (c) upon Purchaser’s reasonable request, make available for Purchaser’s review, at Seller’s offices located near Boston, Massachusetts, during normal business hours the supporting schedules and workpapers relating to any Pre-Closing Return, including those not required to be filed with a Governmental Body. Purchaser shall review and comment on (x) each Pre-Closing Income Return as it relates to the Acquired Companies within ten (10) days from delivery to the Purchaser, (y) each Pro Forma Return within twenty (20) days from delivery to the Purchaser, and (z) each other Pre-Closing Return within thirty (30) days from delivery to the Purchaser (each such period, as applicable, the “Tax Review Period”). If the Purchaser does not submit comments within the applicable Tax Review Period, then the Purchaser will be deemed to have approved such Tax Return as prepared by the Seller Consolidated Group and the Seller Consolidated Group will file such Pre-Closing Return promptly following the expiration of the applicable Tax Review Period. If the Purchaser delivers comments to the Seller within the applicable Tax Review Period, then Seller shall make such changes to the applicable Tax Return as Purchaser may reasonably request. Notwithstanding anything to the contrary in this Section 6.3, if Seller makes any change to a Pre-Closing Return following delivery of such Pre-Closing Return to the Purchaser pursuant to this Section 6.3(b), then (i) the Seller shall provide the Purchaser with a revised copy of such Tax Return by the earlier of (x) the date Seller determines in its reasonable discretion that there will be no further changes made to such Tax Return and (y) the date the Tax Return is filed with a Governmental Body, and with respect to all other Pre-Closing Tax Returns after making such change and (ii) a new Tax Review Period shall begin on the date that such Tax Return was delivered to Purchaser. In the event the Tax Review Period ends at any time after ten (10) days before the deadline to timely file such Tax Return (including all eligible extensions), then Seller shall have the right to timely file such Tax Return, so long as it agrees that it is legally able to file and will file an amended Tax Return, at its sole expense, to reflect any changes to such Tax Return that Purchaser may reasonably request within the applicable Tax Review Period. Purchaser and Seller shall use good faith efforts to resolve any dispute in connection with any of Purchaser’s comments pursuant to this Section 6.3(b), including meeting in person or telephonically, with (i) Purchaser and Purchaser’s representatives and (ii) the Seller Consolidated Group and Seller Consolidated Group’s representatives.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

6.4           Straddle Periods.   In the case of any Tax period that includes (but does not end on) the Closing Date (such Tax period hereinafter is referred to as a “Straddle Period”), the amount of any Taxes based on or measured by net income, gain or receipts of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be an amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.5           Refunds.

(a)           All refunds of Taxes (including any interest thereon) received by any of the Acquired Companies for a Pre-Closing Tax Period (except to the extent that such refund is attributable to the carryback of a Tax attribute attributable to a Post-Closing Tax Period) shall be for the benefit of the Seller and the Purchaser shall, upon Seller’s request, use its commercially reasonable efforts to obtain any such refunds and promptly remit the payments over to the Seller (net of costs procuring such refund).

(b)           The Seller shall not be entitled to any refunds or credits of Taxes (including any interest thereon) generated by the carryforward of a Tax attribute (including without limitation, a net operating loss, a net capital loss, a foreign tax credit, an alternative minimum tax credit or a research and development credit) in any Tax period or portion thereof beginning after the Closing Date.  Neither Seller nor any direct or indirect owner shall elect to retain any of the Acquired Companies’ Tax attributes that can be carried forward (including without limitation, a net operating loss, a net capital loss, a foreign tax credit, an alternative minimum tax credit, or a research and development credit).

(c)           The Seller shall promptly remit to Purchaser any refund or credit of Taxes (including any interest thereon) received by or credited to any member of the Seller Consolidated Group or any Affiliate of any member of the Seller Consolidated Group (in each case, excluding the Acquired Companies) that is attributable to the carryback of a Tax attribute (including without limitation, a net operating loss, a net capital loss, a foreign tax credit, an alternative minimum tax credit, or a research and development credit) arising in a Post-Closing Tax Period.

6.6           Tax Contests.

(a)           Notwithstanding Section 8.5, any Proceedings or claim concerning Taxes of any Acquired Company shall be governed by this Section 6.6.  The Purchaser shall notify the Seller upon receipt by any of the Acquired Companies, the Purchaser or any Affiliate of the Purchaser or the Acquired Companies of any Proceedings or claim received from any Governmental Body with respect to Taxes of the Acquired Companies for a Pre-Closing Tax Period for which the Seller would be required to indemnify the Purchaser pursuant to this Section 6 (a “Tax Matter”); provided, however, that no delay on the part of Purchaser in notifying the Seller will relieve Seller from any obligations under Section 6 or Section 8, except to the extent such delay actually and materially prejudices Seller.  Seller shall have thirty (30) days after receipt of notice from Purchaser of any Tax Matter, to assume the defense of any material Tax Matter, in each case, at the Seller’s sole cost, so long as the Tax Matter does not involve an issue relating to Taxes for any Tax period that is not a Pre-Closing Tax Period and provided that Seller has delivered to Purchaser a notice stating that Seller will, and thereby, covenants to, indemnify, defend and hold harmless the Purchaser from and against the entirety of any and all Damages the Indemnified Party has suffered or may suffer resulting from or related to the Tax Matter.  If the Seller assumes such defense, then: (i) Seller will pay any amount that is required by any Governmental Body to be surrendered, deposited, posted as collateral, or otherwise paid in any way (even if on a temporary basis) in order to pursue the defense of such claim; (ii) Seller will have the authority, with respect to such Tax Matter, to represent the interests of the Acquired Companies before the relevant Governmental Body; (iii) Purchaser has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Seller; and (iv) Seller will not consent to the entry of any judgment or enter into any compromise or settlement of such Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, delayed or withheld, provided, however, that Purchaser’s consent shall not be considered to be unreasonably conditioned, delayed or withheld if Purchaser determines in its reasonable discretion that Seller’s proposed consent, compromise or settlement would adversely affect the Purchaser, the Acquired Companies or any Affiliate of the foregoing for any Tax period that is not a Pre-Closing Tax Period.  The Purchaser will deliver or cause to be delivered to the Seller all powers of attorney necessary for the Seller to conduct the defense of such Tax Matter pursuant to this Section 6.7(a).    Seller’s obligations under Section 6 and Section 8 shall not be affected by whether Seller elects or fails to elect to control, if permitted, the Tax Matter.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           If the Seller does not elect to assume the defense of any Tax Matter as provided in Section 6.6(a), the Purchaser shall represent the interests of the Acquired Companies with respect to any Tax Matter before the relevant Governmental Body and shall control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  The Seller will have the right (but not the duty) to participate in (but may not appear of record in or otherwise attempt to control) the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Purchaser.  Notwithstanding the foregoing, Purchaser will be entitled to defend, settle, or otherwise dispose of the Tax Matter in its sole discretion (including by fully and immediately paying any demanded amounts) and any such amounts paid and any other Damages otherwise incurred by Purchaser in such defense are indemnifiable as under Section 6 and/or Section 8.

6.7           Transfer Taxes.   Any sales or use taxes, transfer taxes, stamp taxes, excise taxes, documentary charges, or similar taxes, charges, fees or expenses that may become payable in connection with the Transactions (“Transfer Taxes”) shall  be borne equally by the Purchaser and the Seller when due.  Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Purchaser will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

6.8           Tax Sharing Agreements.   All Tax sharing agreements, Tax allocation agreements or similar agreements and all powers of attorney with respect to or involving any Acquired Company will be terminated prior to the Closing and, after the Closing, the Acquired Companies will not be bound thereby or have any Liability thereunder.
\
[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

6.9           Payment of Taxes.   The Seller shall pay or cause to be paid all Taxes of GPH, GTI, and GPH’s and GTI’s direct and indirect subsidiaries (including all Taxes includible due to the Transactions and any such Taxes that may become a Liability of the Purchaser under any doctrine of de facto merger or transferee or successor liability) for any Pre-Closing Tax Period, and all Taxes of the Seller, the members of the Seller Consolidated Group, and Seller’s direct and indirect subsidiaries and their Affiliates (including all taxes includible due to the Transactions and any such Taxes that may become a Liability of the Purchaser under any doctrine of de facto merger or transferee or successor liability).  Without limiting the generality of the immediately preceding sentence, and for the avoidance of doubt, the Seller shall be responsible and pay for any sales, use or similar Taxes imposed on or with respect to sales of goods or services by any of the Seller, the members of the Seller Consolidated Group, and the Seller’s, GPH’s and GTI’s direct and indirect subsidiaries and their Affiliates (or their predecessors) on or prior to the Closing Date, including any such Taxes that may be applicable as a result of a failure of the Seller to obtain or retain documentation necessary or desirable to establish an exemption from any such Taxes  (the “Pre-Closing Sales Taxes”) and any Damages (including Tax filing preparation costs and costs incurred in determining the amount of such Taxes) relating thereto or arising therefrom.  Notwithstanding anything to the contrary herein, the Purchaser shall be entitled to file a voluntary disclosure agreement or other agreement relating to the Pre-Closing Sales Taxes, so long as the  Purchaser in it is sole discretion either (i) uses commercially reasonable efforts to obtain exemption certificates to minimize the Pre-Closing Sales Taxes, or, (ii) permits Seller to seek to obtain exemption certificates to minimize the Pre-Closing Sales Taxes for a period not less than 30 days, so long as the Seller agrees to actively and diligently seek such certificates during such period); provided further that Seller shall reimburse Purchaser for any Damages or other costs incurred by the Purchaser in performing its obligations under this Section 6.9; provided further that, if Purchaser files a voluntary disclosure agreement or other agreement relating to the Pre-Closing Sales Taxes pursuant to this Section 6.9 and, solely as a result of Purchaser’s failure to comply with the terms of that agreement, additional interest and penalties are assessed that would not have arisen solely but for the Purchaser’s failure to comply, Seller shall not be required to pay any such additional interest and penalties.

6.10           Purchase Price Allocation.   Within ninety (90) days following the Closing, Purchaser shall provide to Seller a copy of its proposed allocation of the Purchase Price among the GPH Shares and the GTI Shares. If within forty-five (45) days after Purchaser delivers the proposed allocation, Seller notifies Purchaser in writing of any objection to the proposed allocation (specifying in reasonable detail the nature and basis of such objection in light of the facts then known), Purchaser and Seller shall use commercially reasonable efforts for fifteen (15) days to resolve such dispute; provided that, any item or amount the Seller does not dispute in reasonable detail during Seller’s forty-five (45) review period shall be final, conclusive and binding. If Purchaser and Seller are able to resolve such dispute, they shall make such revisions to the proposed allocation as are necessary to reflect such resolution which shall be final and binding. In the event that Purchaser and Seller are unable to resolve one or more disputed items within fifteen (15) days of Purchaser’s receipt of Seller’s written dispute, the Dispute Auditor shall resolve the disputed items and shall cause the proposed allocation to be corrected and the Dispute Auditor’s findings shall be set forth in a written statement to Seller and Purchaser. Any determination made by the Dispute Auditor pursuant to this Section 6.10 shall be final, non-appealable and binding on the parties hereto, absent manifest error, gross negligence or fraud.  The costs, fees and expenses of the Dispute Auditor shall be borne equally by Purchaser and Seller.  Any subsequent adjustments to the Purchase Price shall be allocated in a manner consistent with the prior allocations made pursuant to this Section 6.10. Each of the parties to this Agreement agrees that all relevant Tax Returns or other Tax information they may file or cause to be filed with any Governmental Body shall be prepared and filed consistently with such allocations.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

SECTION 7.          Termination

7.1           Termination Events.   This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual written consent of the Purchaser and the Seller;

(b)           by either the Seller, on the one hand, or the Purchaser, on the other hand if:

(i)           the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, which was the principal cause of the failure of any of the conditions to the Closing set forth in Section 5 of this Agreement to be satisfied on or before the Outside Date; and provided further, however, that if, as of the Outside Date, the conditions set forth in Section 5.1(b) have not been satisfied, then the Outside Date shall be automatically extended to the six (6) month anniversary of the date of this Agreement, in which case the Outside Date shall be deemed for all purposes such date; or

(ii)           a Governmental Body of competent jurisdiction issues a final and nonappealable Order that permanently enjoins the consummation of any of the Transactions or permanently makes consummation of any of the Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, which was the principal cause of the issuance of such Order or taking of such other action by such Governmental Body;

(c)           by the Seller if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 5.3 not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (i) ten (10) business days following written notice to Purchaser by the Seller of such breach and (ii) the Outside Date; provided, however, that the Seller is not then in material breach of this Agreement so as to cause (x) such breach by Purchaser or (y) any of the conditions set forth in Section 5.1 or Section 5.2 not to be satisfied;  or

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(d)           by the Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 5.2 not to be satisfied, and such breach is incapable of being cured by the Outside Date or is not cured by the earlier of (i) ten (10) business days following written notice to the Seller by the Purchaser of such breach and (ii) the Outside Date; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause (y) such breach by Seller or (y) any of the conditions set forth in Section 5.1 or Section 5.3 not to be satisfied.

7.2           Effect of Termination.   In the event of the termination of this Agreement by any party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to Section 4.4, Section 4.11, this Section 7.2 and Section 9 (other than Section 9.1) which shall remain in full force and effect; provided, however, Purchaser and Seller may, notwithstanding any such termination, seek to recover damages (a) caused by a material and intentional breach by the other party of  any of its representations, warranties, covenants or other agreements set forth in this Agreement, [*****].

SECTION 8.          Indemnification, Etc.

8.1           Survival of Representations and Covenants.   The representations and warranties of each party shall survive the Closing hereunder and continue in full force and effect until their expiration at 5:00 p.m. (California time) on the eighteen (18) month anniversary of the Closing Date, except that (i) the representations and warranties contained in Section 2.18 (Tax) shall continue in full force and effect until the sixtieth (60th) day following the expiration of the applicable statute of limitations and (ii) the Fundamental Representations shall continue in full force and effect indefinitely. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, except that the Seller’s indemnification covenant set forth in [*****] shall expire [*****] (unless earlier terminated pursuant to the terms of [*****].  All covenants and agreements contained herein which by their terms contemplate full performance at or prior to Closing shall terminate on the Closing.  Notwithstanding the foregoing, if an Indemnification Demand relating to a representation and warranty or covenant is given to the Seller or the Purchaser, as applicable, on or prior to the time and date of expiration for such representation or warranty or covenant, then, notwithstanding anything to the contrary contained in this Section 8.1, such representation or warranty or covenant shall not, solely for the purposes of such Indemnification Demand, so expire, but rather shall remain in full force and effect until such time as each and every Claim set forth in such Indemnification Demand has been fully and finally resolved.  It is the express intent of the parties that, if the applicable survival period for an item for indemnification purposes as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby for indemnification purposes.  The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation between the parties and that they intend for the time periods to be enforced as agreed by the parties.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

8.2           Indemnification.

(a)           Subject to Section 8.1, from and after the Closing, the Seller shall hold harmless and indemnify the Purchaser Indemnitees from and against, and shall compensate and reimburse the Purchaser Indemnitees for, any Damages which are suffered or incurred by the Purchaser Indemnitees, or by any of them which result from or relate to:

(i)            any breach of any representation or warranty made by the Seller in this Agreement (other than the Fundamental Representations made by Seller and any representation or warranty made by the Seller under Section 2.18 (Tax));

(ii)           any breach of any of the Fundamental Representations made by Seller or any breach of any representation or warranty made by the Seller under Section 2.18 (Tax);

(iii)           any breach of any covenant or obligation of the Seller contained in this Agreement;

(iv)           any Closing Date Transaction Expenses and any Closing Date Indebtedness, but only to the extent such amounts are in excess of the Closing Date Transaction Expenses and Closing Date Indebtedness included in the calculation of the Closing Payment pursuant to Section 1.2 and as adjusted pursuant to Section 1.3;

(v)           (A) any and all Taxes of the Acquired Companies for all Pre-Closing Tax Periods; (B) any and all Taxes of any member of an affiliated, combined, consolidated or unitary group (or any analogous or comparable group) or any fiscal unity of which any of the Acquired Companies is or was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar legal requirement of applicable law; (C) any and all Taxes of any Person imposed on an Acquired Company as a transferee or successor, by contract, operation of applicable law, or otherwise; (D) any and all Taxes attributable to the extinguishment of an Intercompany Account Payable, Intercompany Accounts Receivable or Intercompany Indebtedness; (E) any collection obligation or other liability of Purchaser or the Acquired Companies to deduct and withhold amounts in respect of the Purchase Price or other amounts payable under this Agreement; (F) any liability for Taxes relating to intercompany transfer pricing arrangements to which any of the Acquired Companies was a party on or before the Closing Date; (G) the portion of any Transfer Taxes allocated to the Seller pursuant to Section 6.7; (H) any Taxes or reduction of a Tax asset incurred by the Purchaser and any of its Affiliates (including the Acquired Companies) during a Post-Closing Tax Period that relates or is attributable to a change in method of accounting of an Acquired Company for a Pre-Closing Tax Period; and (I) any Pre-Closing Sales Taxes;

(vi)           the matter described on Part 8.2(a)(vi) of the Disclosure Schedule; provided, however, the Seller’s indemnification obligations under this clause (vi) shall not apply with respect to Damages that are primarily the result of any Purchaser breach of [*****]; and

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(vii)         any common law fraud;

provided, that, notwithstanding anything to the contrary in this Agreement, the indemnification obligations of Seller under Section 8.2(a)(v) shall not be qualified or otherwise limited by any statement or other information set forth on the Disclosure Schedule (including, without limitation, Part 2.18 of the Disclosure Schedule), and no indemnification claim arising from or relating to the matter described on Part 8.2(a)(vi) of the Disclosure Schedule may be made other than pursuant to Section 8.2(a)(vi).

(b)           From and after the Closing, the Purchaser shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Damages which are suffered or incurred by the Seller Indemnitees which result from or relate to:

(i)            any breach of any representation or warranty made by the Purchaser in this Agreement other than the Fundamental Representations;

(ii)           any breach of any Fundamental Representation made by the Purchaser in this Agreement;

(iii)          any breach of any covenant or obligation of the Purchaser contained in this Agreement; and

(iv)         any common law fraud.

For purposes of determining whether a breach of any representation or warranty of this Agreement has occurred and for purposes of determining any Damages resulting from or relating to any such breach, all qualifications as to “material”, “materiality”, “Material Adverse Effect” or other qualifiers of similar import contained in such representations and warranties (other than those set forth in Section 2.4(b) and Section 2.5(b)) shall be disregarded.

8.3           Limitations.    Subject to Section 1.3, Section 1.6, Section 6.10, Section 8.3(d), Section 8.3(e), Section 9.2 and Section 9.8, from and after the Closing, this Section 8 shall be the sole and exclusive remedy of the parties with respect to any and all claims that any party may have based upon, arising out of, or otherwise in respect of this Agreement.

(a)           The Seller shall not be required to make any indemnification payment pursuant to Section 8.2(a)(i) until such time as (i) the total amount of all Damages relating to any breach (with the understanding that any Damages relating to any indemnification claims arising out of or relating to the same or similar facts, events or circumstances will be aggregated and treated as a single breach for the purposes of this Section 8.3(a)(i)) exceeds [*****] (the “Claim Threshold”), at which point the Seller will indemnify the Purchaser Indemnitees, subject to the other applicable limitations in this Section 8, for any such Damages, and (ii) the total amount of all Damages that have been suffered or incurred by the Purchaser Indemnitees pursuant to Section 8.2(a)(i), excluding Damages for which indemnification is not available as a result of the application of the Claim Threshold, exceeds [*****] (the “Deductible”), at which point the Seller will indemnify the Purchaser Indemnitees for all Damages under Section 8.2(a)(i) in excess of [*****], and the Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) will not exceed [*****] in the aggregate (the “Cap”).  [*****] The Claim Threshold, Deductible and Cap shall not apply to indemnification claims pursuant to Section 8.2(a)(ii) through Section 8.2(a)(vii).  Without limiting the other provisions of this subsection (a), the Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) through Section 8.2(a)(vi) will not exceed the aggregate Purchase Price paid to the Seller. The Seller will indemnify the Purchaser Indemnitees for Damages pursuant to Section 8.2(a)(vii) without limitation. For the avoidance of doubt, the dollar thresholds set forth in Section 2.15(f) shall (X) only apply to indemnification claims specifically brought by a Purchaser Indemnitee for a breach of Seller’s representation in Section 2.15 (which indemnification claims shall remain subject to the other limitations contained in this Section 8.3, as applicable) and (Y) not otherwise limit any indemnification claims brought by a Purchaser Indemnitee for a breach of any other representation, warranty and covenant under this Agreement.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(b)           The Seller shall not be required to make any indemnification payment to the extent that such payment solely results from or solely relates to (i) a breach of a representation or warranty made by the Seller under Section 2.18, (ii) a breach of a covenant or obligation under Section 6, and/or (iii) an indemnification claim under Section 8.2(a)(v), until such time as the total amount of all Damages that have been suffered or incurred by the Purchaser Indemnitees under subparts (i), (ii) and (iii) above, in the aggregate exceeds [*****] (the “Tax Deductible”), at which point the Seller will indemnify the Purchaser Indemnitees for all such Damages in excess of the Tax Deductible.

(c)           The Purchaser shall not be required to make any indemnification payment pursuant to Section 8.2(b)(i) until such time as (i) the total amount of all Damages that have been suffered or incurred by the Seller Indemnitees pursuant to Section 8.2(b)(i) relating to any breach (with the understanding that any Damages relating to any indemnification claims arising out of or relating to the same or similar facts, events or circumstances, will be aggregated and treated as a single breach for the purposes of this Section 8.3(c)(i)) exceeds the Claim Threshold, at which point the Purchaser will indemnify the Seller Indemnitees, subject to the other applicable limitations in this Section 8, for any such Damages and (ii) the total amount of all Damages that have been suffered or incurred by one or more of the Seller Indemnitees under Section 8.2(b)(i), excluding Damages for which indemnification is not available as a result of the application of the Claim Threshold, exceeds the Deductible, at which point the Purchaser will indemnify the Seller Indemnitees for all Damages under Section 8.2(b)(i) in excess of [*****], and the Purchaser’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(b)(i) will not exceed the Cap.  The Claim Threshold, Deductible and Cap shall not apply to indemnification claims pursuant to Section 8.2(b)(ii) through Section 8.2(b)(iv), and the Purchaser will indemnify the Seller Indemnitees for aggregate Damages pursuant to Sections 8.2(b)(ii) and Section 8.2(b)(iii) up to the aggregate Purchase Price paid to the Seller.  The Purchaser will indemnify the Seller Indemnitees for Damages pursuant to Section 8.2(b)(iv) without limitation.

(d)           Notwithstanding anything contained herein to the contrary, this Section 8 shall not set forth the sole and exclusive remedy for (i) the Purchaser Indemnitees in the case of common law fraud of the Seller or any of its Affiliates or any director, manager, officer, employee, equityholder, agent or representative of any of the foregoing or (ii) the Seller Indemnitees in the case of common law fraud of the Purchaser or any of its Affiliates or any director, manager, officer, employee, equityholder, agent or representative of any of the foregoing.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(e)           Notwithstanding anything contained herein to the contrary, nothing herein shall limit either party’s ability to enforce its rights under this Agreement or any Ancillary Agreement by a decree of specific performance or injunctive or other equitable relief.

8.4           Indemnification Claims.

(a)           In order for an Indemnified Party to seek indemnification under this Section 8, such Indemnified Party shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Indemnifying Party which contains (i) an estimate of the Damages incurred or reasonably expected to be incurred (the “Asserted Damages Amount”) by the Indemnified Party (to the extent then known by the Indemnified Party), (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8 for such Damages and a reasonable explanation of the basis therefor (the “Claim”), in each case, in reasonable detail in light of the facts then known to the Indemnified Party; provided that, no defect in the information contained in the Indemnification Demand from the Indemnified Party to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Section 8, except to the extent such failure to include information actually prejudices such Indemnifying Party. Within twenty (20) days after delivery of an Indemnification Demand to the Indemnifying Party, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”); or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.  If the Indemnifying Party does not deliver a Response within such twenty (20) day period or if the Indemnifying Party agrees that the Indemnified Party is entitled to any or all of the Asserted Damages Amount, the Indemnifying Party shall pay such amount to the Indemnified Party by wire transfer of immediately available funds to an account specified by the Indemnified Party.

(b)           In the event that the Indemnifying Party shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Damages Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion).  If no such agreement can be reached after good faith negotiation within twenty (20) days after delivery of a Response, such dispute may be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 9.6.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

8.5           Defense of Third Party Claims.

(a)           Subject to Section 6.6, in the event of the assertion or commencement by any Person who is not a party to this Agreement or another Indemnified Party of any Proceeding (whether against the Seller, any Acquired Company, the Purchaser or any other Person) with respect to which an Indemnified Party may be entitled to indemnification or any other remedy pursuant to this Section 8 (a “Third Party Claim”), the Indemnified Party shall promptly give the Indemnifying Party written notice (a “Claim Notice”) of such Proceeding.  The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the estimated Damages, in each case, in reasonable detail in light of the facts then known to the Indemnified Party; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any obligation under this Section 8 except to the extent such failure materially prejudices the defense of such Proceeding.  The Indemnifying Party shall have the right, at its election, to proceed with the defense of such Proceeding through counsel selected by it (reasonably acceptable to the Indemnified Party), so long as (i) the Indemnifying Party gives written notice that it will defend the Third Party Claim within twenty (20) days, or such shorter period of time as may be necessary in light of the facts and circumstances of the Third Party Claim, after the Indemnified Party has delivered the Claim Notice to the Indemnified Party stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Damages the Indemnified Party has suffered or may suffer resulting from or related to the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Proceeding and (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the Third Party Claim.  Without limiting the generality of the foregoing, all costs, fees and expenses arising out of or relating to a Third Party Claim that an Indemnifying Party is defending pursuant to this Section 8.5(a) shall be the sole responsibility of the Indemnifying Party.  The Indemnifying Party may not settle, adjust or compromise any Third Party Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall keep the Indemnified Party advised of all material developments in such Third Party Claim.  The Indemnified Party may participate in the defense of such Third Party Claim (but may not appear of record or otherwise attempt to control the defense), through counsel of its own choosing (at its sole expense).

(b)           Within twenty (20) days of delivery of the Claim Notice, or such shorter period of time as may be necessary in light of the facts and circumstances of the Third Party Claim, if the Indemnifying Party has not elected to proceed with the defense of such Third Party Claim on its own pursuant to the provisions of Section 8.5(a) or if the Indemnifying Party otherwise fails to contest or conduct such defense of the Third Party Claim, the Indemnified Party shall be entitled to contest the Third Party Claim or to defend such Third Party Claim to conclusion or settlement (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If the Indemnified Party elects to conduct such defense in accordance with the immediately preceding sentence, the Indemnifying Party will have the right to participate at its own expense in the defense of such Third Party Claim (but may not appear of record or otherwise attempt to control the defense).  The Indemnified Party shall keep the Indemnifying Party advised of all material developments in such Third Party Claim.  The fees and expenses of counsel to the Indemnified Party and other costs and expenses incurred by the Indemnified Party with respect to a Third Party Claim shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 8.5(b).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

(c)           In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

8.6           No Circular Recovery.  Notwithstanding anything to the contrary in this Agreement, Seller hereby covenants and agrees that it will not make any claim for indemnification against the Purchaser, any Purchaser Indemnitee or any Acquired Company by reason of the fact that the Seller was a controlling person or representative of any Acquired Company with respect to any claim brought by a Purchaser Indemnitee against the Seller relating to this Agreement or the Transactions or that is based on any facts or circumstances that form the basis for a Claim by a Purchaser Indemnitee hereunder.

8.7           Tax Treatment.    The Purchaser and Seller will treat any indemnification payment received pursuant to this Agreement as an adjustment to the Purchase Price for Tax and financial reporting purposes, to the extent permitted by applicable law, regulation and financial reporting rules, and the parties agree to file their Tax Returns accordingly.

8.8           Set-off.  Any Claim that is finally resolved pursuant to Section 8.4 and results in Seller owing an amount to a Purchaser Indemnitee, shall be paid, at the Purchaser’s option, by (i) setoff against the Performance Payment to the extent that any Performance Payment is due and owing to the Seller but not yet paid, (ii) requiring the Seller to make such payment by cash or (iii) any combination of subparts (i) and (ii) of this sentence.

SECTION 9.          Miscellaneous Provisions

9.1           Further Assurances.   Each party hereto shall and shall cause its Affiliates to execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the Transactions.

9.2           Fees and Expenses.   Other than as specifically set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

9.3           Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be delivered by hand, by certified or registered mail, by nationally recognized courier or express delivery service or by confirmed facsimile.  Any such notice or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the business day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (Eastern time) on any business day or on any day other than a business day or (d) ten business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission if to the Purchaser:

Immucor, Inc.
3130 Gateway Drive
Norcross, GA 30071
Attention:  Chief Executive Officer and General Counsel
Facsimile:  (770) 242-8930

with a copy (which copy shall not constitute notice) to:

IVD Holdings Inc.
c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, CA 94104
Attention:  General Counsel
Facsimile:  (415) 743-1501

with a copy (which copy shall not constitute notice) to:

Ropes & Gray LLP
111 South Wacker Drive
46th Floor
Chicago, IL 60606
Attention:  Neill Jakobe
Facsimile:  (312) 845-5500

if to the Seller:

Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, CA 92121
Attention:  Legal Department
Facsimile:  (858) 410-8637

with a copy (which copy shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn:  Steven M. Przesmicki, Esq.
Facsimile:  (858) 550-6420

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

9.4           Headings.   The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.5           Counterparts.  This Agreement may be executed in several counterparts and by facsimile or electronic transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9.6           Governing Law; Venue.

(a)           This Agreement, and any Proceeding arising out of or relating to this Agreement or the negotiation or performance hereof (whether based in contract, tort, statute or otherwise) shall be construed and enforced in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Subject to Section 1.3,  Section 1.6 and Section 6.10, any Proceeding arising out of or relating to this Agreement or the negotiation or performance hereof (whether based in contract, tort, statute or otherwise) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery (and if such court lacks or declines jurisdiction, in any federal court in the State of Delaware, and if such court lacks or declines jurisdiction, in the Superior Court of the State of Delaware).  Each party hereto:

(i)           expressly and irrevocably consents and submits to the exclusive jurisdiction of the courts specified (as specified) in the first paragraph of this Section 9.6(b), in connection with any such Proceeding;

(ii)           agrees that service of any process delivered by a nationally recognized overnight courier service addressed to it at the address set forth in Section 9.3 shall constitute effective service of such process for purposes of any such Proceeding; and

(iii)           agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding any claim that it is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.7           Successors and Assigns.   This Agreement shall be binding upon:  the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of the Seller, the Purchaser and their respective successors and assigns (if any) of the foregoing and those Persons described in Section 9.12.  The Seller hereby agrees that the Purchaser may assign its rights under this Agreement for collateral purposes.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

9.8          Specific Performance.  Each party agrees that (a) in the event of any breach or threatened breach by the other party hereto of any covenant, obligation or other provision set forth in this Agreement, the non-breaching party may be irreparably harmed, and shall be entitled (in addition to any other remedy that may be available to it under this Agreement) to commence an action to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with such action.

9.9          Waiver.   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.10        Amendments.   This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

9.11        Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.12        Parties in Interest.  Except for the provisions of Section 4.7 and Section 6 and Section 8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.13        Entire Agreement.   This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

9.14        Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)           Only that information which (i) has been posted to the electronic datasite maintained by Merrill Corporation under the data room entitled “Project GP Thor” and made accessible to Purchaser, its Affiliates and/or the Purchaser’s legal counsel or accountants at least two business days prior to the date hereof or (ii) was delivered to Purchaser, its Affiliates and/or the Purchaser’s legal counsel or accountants by email at least  two business days prior to the date hereof, in each case shall be considered to have been “delivered” or “made available” to the Purchaser for purposes of this Agreement.  Electronic copies of all such items or information described in subpart (i) above shall be provided to Purchaser on compact disc or DVD prior to Closing.

(f)           Any information disclosed in any Part of the Disclosure Schedule with respect to any representation, warranty or covenant set forth herein shall be deemed disclosed and incorporated by reference in any other Part of the Disclosure Schedule with respect to any other representation, warranty or covenant set forth herein to the extent such information is disclosed in such a way as to make its relevance to the information called for by such other Part of the Disclosure Schedule reasonably apparent on its face.

9.15           Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (INCLUDING ANY COUNTERCLAIM) DESCRIBED IN SECTION 9.6(b).  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY SUCH PROCEEDING AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT BY A JUDGE SITTING WITHOUT A JURY.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

Immucor, Inc.,
a Georgia corporation

By:      /s/ William A. Hawkins III
Name: William A. Hawkins III
Title:   President and CEO

SELLER:

Gen-Probe Incorporated,
a Delaware corporation

By:       /s/ Glenn P. Muir
Name: Glenn P. Muir
Title:   Executive Vice President and CFO

[Signature Page to Stock Purchase Agreement]

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“2012 Revenue Statement” has the meaning set forth in Section 1.6(c).

“2013 Revenue Statement” has the meaning set forth in Section 1.6(c).

“Accounting Principles” means in accordance with GAAP, consistently applied, using the same accounting methods, principles, practices, procedures and estimation methodologies as those used in the preparation of the Company Financial Statements, subject in each case to those exceptions set forth on Exhibit B-1.

“Acquired Companies” mean GPH, GTI and each of their direct and indirect subsidiaries.

“Affected Employees” has the meaning set forth in Section 4.5(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreed Portion” has the meaning set forth in Section 8.4(a).

 “Agreement” means the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Ancillary Agreements” means the Transition Services Agreement, the Sublease Agreement and each of the certificates described in Section 1.5(a)(v) and Section 1.5(b)(iii).

“Asserted Damages Amount” has the meaning set forth in Section 8.4(a).

“Assigned Affiliate Contracts” has the meaning set forth in Section 2.14(f).

“Assumed Bonus” has the meaning set forth in Section 4.5(c).

“Assumed Individuals” has the meaning set forth in Section 4.5(f).

[*****]

“Business” means the LIFECODES business as conducted and presently proposed to be conducted by the Acquired Companies across the transplant diagnostics, transfusion medicine and specialty coagulation segments, including the development, manufacture and sale of assays (and other Company Products) to prevent, screen, and/or monitor for immune responses in the transplant diagnostics, transfusion medicine and specialty coagulation segments.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Cash and Cash Equivalents” means, with respect to any Person, the aggregate amount of cash and cash equivalents held by such Person, as determined in accordance with GAAP, consistently applied, less (i) the aggregate amount of outstanding checks or drafts of such Person that have not posted plus (ii) checks received by such Person that have not been posted less (iii) any such amounts that are not freely available to such Person because such amount (A) is held in a jurisdiction where it cannot be transferred to another jurisdiction due to exchange controls or other statutory provisions or (B) is required to be held as minimum capital, security deposit, collateral or in escrow as a result of statutory, regulatory or contractual requirements and less (iv) lease, sublease and customer deposits (excluding customer prepayments for products or services for which the Acquired Companies are current in the performance or delivery thereof).

“Cash Target” means [*****].

“Change of Control Payment” means (a) any bonus, severance or other payment or compensation that is created, accelerated, accrues or becomes payable by any Acquired Company to any present or former director, stockholder, employee, independent contractor or consultant thereof, including pursuant to any employment agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment, with or without the passage of time, as a result of the Transactions, and (b) any fees, expenses, liabilities or obligations that are triggered or become due or payable, with or without the passage of time, in whole or in part to vendors, suppliers, customers, employees or consultants pursuant to any Company Contract or any Contract to which the Seller or its Affiliates is a party (in each case as such Contracts are in effect as of the Closing), in each case as a result of the Transactions (including any fees that arise as a result of any assignment of Contracts from the Seller and/or its Affiliates to any Acquired Company or the Purchaser and/or its other subsidiaries); excluding, in all cases, any such payments, compensation, Taxes or fees paid by Seller at Closing or by Seller or the Acquired Companies prior to the Closing or that are not payable or reimbursable by any Acquired Company or the Purchaser and/or its other subsidiaries.

“Claim” has the meaning set forth in Section 8.4(a).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Date Cash” means the Cash and Cash Equivalents of the Acquired Companies immediately before the Closing.

“Closing Date Indebtedness” means the Indebtedness of the Acquired Companies immediately before the Closing.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Closing Date Transaction Expenses” means, without duplication, all costs, fees and expenses incurred by the Acquired Companies and the Seller in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and any Ancillary Agreements or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by the Seller to the extent such costs, fees and expenses are payable or reimbursable by any Acquired Company or the Purchaser, including, in each case  (without duplication) (i) all fees and expenses payable to the Acquired Companies’ and Seller’s financial advisor(s) and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of the Acquired Companies’ and Seller’s legal and accounting advisors and all other fees and expenses of consultants and other experts and advisors so incurred, (iii) all Change of Control Payments; excluding, in all cases, any such costs, fees and expenses paid by Seller at Closing or by Seller or the Acquired Companies prior to the Closing or that are not payable or reimbursable by any Acquired Company or the Purchaser and/or its other subsidiaries, (iv) [*****], unless such payment is made by Seller prior to Closing.

“Closing Date Working Capital” means the Working Capital of the Acquired Companies immediately before the Closing.

“Closing Payment” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.3(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

[*****]

“Commingled Contract” means any Contract pursuant to which the Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, both provide products or services to any third party.

“Company Affiliate” means any Person under common control with the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which the Acquired Companies or any of their respective assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest, which, for the avoidance of doubt, shall include any Contract pursuant to which the Seller will or will cause its Affiliates to assign, convey and transfer to any Acquired Company for the purposes of carrying out or evidencing the Transactions.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Company Domain Name” means any internet domain name owned, maintained, or operated at any time by or on behalf of the Acquired Companies.

“Company Employee” means any current or former employee, independent contractor or director of any of the Acquired Companies.

“Company Employee Agreement” means each management, employment, severance, indemnification, consulting, relocation, repatriation or expatriation agreement, letter or other Contract between any of the Acquired Companies or any Company Affiliate and any Company Employee, whether or not reduced to writing, with respect to which any of the Acquired Companies would reasonably be expected to have any liability or obligation after the Closing.

“Company Employee Plan” means any material plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, phantom equity awards, vacation, health, welfare, taxable fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is maintained, contributed to, or required to be contributed to, by any of the Acquired Companies or any Company Affiliate for the benefit of any Company Employee (or their respective dependents), and with respect to which any of the Acquired Companies would reasonably be expected to have any liability or obligation after the Closing, except such definition shall not include any Company Employee Agreement.

“Company Financial Statements” has the meaning set forth in Section 2.4(a).

“Company IP” means all Intellectual Property Rights owned by or exclusively licensed to any of the Acquired Companies.

“Company IP Contract” means any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right.

“Company Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Company Product” means any assay, instrument, software or ancillary products developed, manufactured and/or sold by the Acquired Companies or the Business to prevent, screen for, diagnose, measure and/or monitor immune-mediated disorders that arise from the transplantation of tissues, the transfusion of blood products, platelet irregularities, the infusion of drugs or the dysfunction of the immune system itself.

“Company Securities” mean (a) shares of capital stock or other voting securities of any of the Acquired Companies; and (b) securities of any of the Acquired Companies convertible into or exchangeable for shares of capital stock or voting securities of any of the Acquired Companies.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Competing Business” means the LIFECODES business as conducted by the Acquired Companies and presently proposed to be conducted by the Acquired Companies, in each case as of the date hereof, across the transplant diagnostics, transfusion medicine and specialty coagulation segments.  [*****]

“Competitive Component” has the meaning set forth in Section 4.10(b).

 “Composite Marks” means any marks, company, corporate or business names, domain names or any other names with a source indicating function comprising in part of any of the Retained Names and Marks, irrespective of whether any of the foregoing are registered or unregistered.

“Consent” means any approval, consent, ratification, notification, permission, waiver or authorization (including any Governmental Authorization).

 “Contract” means any written, oral, implied or other agreement, contract, understanding, promise, obligation, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“COTS Software” means any non-customized software that is (a) licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (b) not incorporated into the development, manufacturing, or distribution of, the products or services of the Acquired Companies and (c) generally available on standard terms for less than $25,000.

“Currency Conversion Rates” means (a) for Revenue recognized in each month during the period starting on January 1, 2012 and ending at 11:59 PM (Eastern time) on June 30, 2012, for each such month, the average of the daily closing interbank currency conversion rates quoted in the Wall Street Journal, New York City edition, in such month (b) for Revenue recognized during the period beginning on July 1, 2012 and ending at 11:59 PM (Eastern Time) on December 31, 2012, a Euro to U.S. Dollars exchange rate of €0.79660 to $1.00 U.S. Dollar and a Japanese Yen to U.S. Dollar exchange rate of ¥80.0000 to $1.00 and (c) for Revenue recognized during the period beginning on January 1, 2013 and ending at 11:59 PM (Eastern time) on December 31, 2013, excluding any such dates described in clause (i) hereof, a Euro to U.S. Dollars exchange rate of €0.78015 to $1.00 U.S. Dollar and a Japanese Yen to U.S. Dollar exchange rate of ¥80.0000 to $1.00.

“Damages” shall include any loss, damage, deficiency, injury, Liability, claim, demand, settlement, judgment, bonds, dues, assessment, award, fine, penalty, Tax, Encumbrance, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation, defense and enforcement of this Agreement)) or expense of any nature; provided, however, that “Damages” shall not include any punitive or speculative damages (except to the extent payable in connection with Third Party Claims under Section 8.5); provided, further, that all Damages resulting from an indemnification Claim will be calculated net of (a) any cash proceeds actually recovered under an insurance policy (net of costs and expenses of collection and any reasonably probable increase in insurance premiums to the extent attributable to the payment of such Damages), (b) any net Tax benefits actually received in cash or cash reduction of Taxes actually owed by the Purchaser or any Acquired Company within the taxable year of when the indemnification payment is actually made as a result of the event(s) giving rise to such Damages, which shall be determined assuming that the Purchaser or any Acquired Company, as the case may be, first utilizes any other Tax assets or attributes before utilizing any Tax benefits generated by such Damages and after taking into account the Tax consequences of all payments made and received by the Purchaser or any Acquired Company in connection with a Claim and (c) any amounts specifically included in the determination of the Closing Date Working Capital (as finally determined in accordance with Section 1.3(b)).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“DCP Participants” has the meaning set forth in Section 4.5(g).

“Deductible” has the meaning set forth in Section 8.3(a).

“Deferred Compensation Plan” has the meaning set forth in Section 8.3(a).

“Determination Date” has the meaning set forth in Section 1.3(b).

“Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of the Seller.

“Discontinued or Divested Product Revenue” means, with respect to any Company Product that is discontinued or the rights to which are sold or transferred to a third party (for clarity excluding sales in the Ordinary Course of Business) during either Performance Period, the Revenue of such Company Product [*****] realized by the Acquired Companies or any of their Affiliates, from sales or licenses to unrelated third parties during the 12 months preceding the date such Company Product was discontinued, sold or transferred, without duplication of any current year sales already included in the calculation of Revenue.

Notwithstanding the foregoing, [*****].

“Dispute Notice” has the meaning set forth in Section 1.3(b).

“Distributor Margin” means, with respect to each Company Product and each service provided by the Acquired Companies that is sold through a distributor, [*****].

“Divestiture” has the meaning set forth in Section 1.6(e).

“Divestiture Revenue Statement” has the meaning set forth in Section 1.6(c).

“D&O Indemnified Parties” has the meaning set forth in Section 4.7(a).

“Dispute Auditor” has the meaning set forth in Section 1.3(b).

“DOJ” has the meaning set forth in Section 4.3(b).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Encumbrance” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Entity” means any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, or final and enforceable license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Body governing or relating to (a) the protection, preservation or restoration of the environment or human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Cash” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 2.16(b).

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Federal Trade Commission Act” means the Federal Trade Commission Act, as amended.

“Financial Statement Packet” shall mean a packet including (i) a consolidated balance sheet and income statement of the Acquired Companies estimated as of the Closing Date, (ii) a consolidating balance sheet and income statement of the Acquired Companies to show, as of the Closing Date, (a) GTI and its subsidiaries, (b) GPH and its subsidiaries, (c) intercompany eliminations, and (d) reclassified costs, and (iii) reasonable supporting details of the income statement and balance sheet for each of GTI and its subsidiaries, GPH and its subsidiaries, intercompany eliminations and reclassified costs.

“First Performance Payment” has the meaning set forth in Section 1.6(a).

“First Performance Period” has the meaning set forth in Section 1.6(a).

 “Foreign Corporation Benefit Plan” has the meaning set forth in Section 2.20(c).

 “FTC” has the meaning set forth in Section 4.3(b).

“Fundamental Representations” means the representations and warranties contained in Section 2.1(a) (Due Organization, Good Standing and Corporate Power), Section 2.3 (Capitalization, Etc.), Section 2.6(a) (Assets), Section 2.25 (Authority, Binding Nature of Agreements), Section 2.26(a) (Non-Contravention), Section 2.29 (Brokers), Section 3.1(a) (Due Organization, Good Standing and Corporate Power), Section 3.4 (Authority, Binding Nature of Agreements), Section 3.6(a) (Non-Contravention) and Section 3.9 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any: (a)  permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, arbitral or taxing authority or power of any nature.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Government Official” means (i) an officer, agent or employee of a Governmental Body, government-owned enterprise (or any agency, department or instrumentality thereof), political party or public international organization, (ii) a candidate for government or political office, or (iii) an agent, officer, or employee of any entity owned by a government.

“GPH” means Gen-Probe Holdings, Inc., a Delaware corporation.

“GPH Common Stock” means the common stock of GPH, par value $0.01.

“GPH Shares” has the meaning set forth in the recitals.

“GTI” means Gen-Probe GTI Diagnostics Holding Company, a Delaware corporation.

“GTI Common Stock” means the common stock of GTI, par value $0.01.

“GTI Shares” has the meaning set forth in the recitals.

“Hazardous Substances” mean any substance (including petroleum substances), or waste  regulated or identified as a pollutant, contaminant, hazardous waste, toxic material (including mold), or radioactive material under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

 “In-Licensed IP” has the meaning set forth in Section 2.12(b).

“Indebtedness” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person for (a) indebtedness for borrowed money or the deferred price of property, goods or services (other than trade and other payables incurred in the Ordinary Course of Business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, if any, that are not reflected in the Unaudited Interim Balance Sheet, (d) any amounts in respect of letters of credit and bankers’ acceptances, (e) accounts payable by any Acquired Company due and owing to Seller or any of its Affiliates (other than any other Acquired Company), (f) deferred revenue amounts outstanding for greater than three months (excluding customer prepayments for products or services for which the Acquired Companies are current in the performance or delivery thereof), (g) accrued restructuring costs, if any, that are not reflected in the Unaudited Interim Balance Sheet and (h) obligations under a guarantee of debt of others of the kinds referred to in clauses (a) through (g) above.

“Indemnification Demand” has the meaning set forth in Section 8.4(a).

“Indemnified Party” means, with respect to an Indemnification Demand, each Purchaser Indemnitee or Seller Indemnitee asserting the Claim contained therein (or on whose behalf the Claim is asserted) under Section 8, as the case may be.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

”Indemnifying Party” means, with respect to an Indemnification Demand, the party or parties against whom such Claim contained therein may be or has been asserted

“Industrial Testing” means all testing for biopharmaceutical manufacturing applications, water testing applications, food manufacturing applications, environmental applications, veterinary applications, infection control applications, and bioterrorism applications.

“Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, algorithms, application programming interfaces, circuit designs and assemblies, databases and data collections, diagrams, logos, marks (including brand names, product names, logos, and slogans), network configurations and architectures, photomasks, schematics, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, samples, studies and summaries).

“Intellectual Property Rights” mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Intercompany Accounts Payable” means any accounts payable owed by any Acquired Company to Seller or any of its Affiliates (other than an Acquired Company).

“Intercompany Accounts Receivable” means any accounts, notes and other receivables from Seller or any of its Affiliates (other than an Acquired Company) to any Acquired Company.

 “Intercompany Indebtedness” means any Indebtedness of any Acquired Company to Seller or any of its Affiliates (other than an Acquired Company).

“Interim Revenue Statement” has the meaning set forth in Section 1.6(c).

“IRS” means the United States Internal Revenue Service.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is aware of such fact or other matter after due inquiry and reasonable investigation.  The Seller or the Acquired Companies shall be deemed to have “Knowledge” of a particular fact or other matter if any of the Knowledge Persons has Knowledge of such fact or other matter.

“Knowledge Persons” means [*****].

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Lapse Date” has the meaning set forth in Section 1.6(c).

“Leased Real Property” has the meaning set forth in Section 2.11.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, order, writ, judgment, injunction, opinion or interpretation that is enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body or any arbitrator, arbitration panel or arbitral forum.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loan Documents” mean and include: (a) that certain Credit and Guaranty Agreement dated August 1, 2012 by and among Hologic, Inc., the guarantors party thereto (including certain of the Acquired Companies) and Goldman Sachs Bank USA; (b) that certain Pledge and Security Agreement dated August 1, 2012 by and among Hologic, Inc., the guarantors party thereto (including certain of the Acquired Companies) and Goldman Sachs Bank USA; (c) that certain  Intercompany Subordinated Demand Promissory Note dated August 1, 2012 by and among Hologic, Inc. and certain subsidiaries thereof (including certain of the Acquired Companies) and Goldman Sachs Bank USA, as collateral agent; (d) that certain Collateral Questionnaire dated August 1, 2012 by and among Hologic, Inc., the guarantors party thereto (including certain of the Acquired Companies) and Goldman Sachs Bank USA; (e) that certain Patent Security Agreement dated August 1, 2012 by and among Hologic, Inc., the grantors party thereto (including certain of the Acquired Companies) and Goldman Sachs Bank USA; (f) that certain Trademark Security Agreement dated August 1, 2012 by and among Hologic, Inc., the grantors party thereto (including certain of the Acquired Companies) and Goldman Sachs Bank USA; (g) those certain 6.25% Senior Notes due 2020 issued by Hologic, Inc. pursuant to that certain Indenture dated as of August 1, 2012 by and between, on the one hand, Wells Fargo Bank, National Association, as Trustee and, on the other hand, Hologic. Inc. and certain subsidiaries thereof (including certain of the Acquired Companies); and (h) that certain Exchange and Registration Rights Agreement dated as of August 1, 2012 between Hologic, Inc. and certain subsidiaries thereof (including the Acquired Companies) and the initial purchasers with respect to the Initial Notes (as defined in the Indenture) and any subsequent purchasers of Additional Notes (as defined in the Indenture).

“Major Customers” has the meaning set forth in Section 2.28.

“Major Distributors” has the meaning set forth in Section 2.28.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Major Suppliers” has the meaning set forth in Section 2.28.

“Material Adverse Effect on the Acquired Companies” means any event, condition, state of facts, circumstance, development, change, effect or occurrence that, when considered either individually or in the aggregate together with all other events, conditions, states of facts, circumstances, developments, changes, effects or occurrences, is or would reasonably be expected to be materially adverse (i) to the business, properties, assets, condition (financial or otherwise), operations or results of operations of the Acquired Companies, taken as a whole, or (ii) to the ability of the Seller to timely perform any of its obligations under this Agreement and/or consummate the Transactions, other than in the case of clause (i) or (ii) above, any event, condition, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Acquired Companies operate, including any changes in applicable Legal Requirements affecting such business, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, (C) the negotiation, execution, announcement or performance of this Agreement or the transactions expressly required hereby, including the impact of the foregoing on relationships with customers, suppliers, employees and regulators, (D) the identity of the Purchaser as the acquiror of the Acquired Companies, (E) any action taken by the Acquired Companies expressly consented to by the Purchaser after the date hereof, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, or (H) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Material Adverse Effect on the Acquired Companies), except, in the case of the foregoing clause (A), (B), (F) or (G), to the extent such changes or developments referred to therein would reasonably be expected to have a disproportionate negative impact on the Acquired Companies, taken as a whole, compared to other comparable participants in the Acquired Companies’ industries.

“Material Adverse Effect on the Purchaser” means any event, condition, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the ability of the Purchaser to timely perform its obligations under this Agreement.

“Material Contracts” has the meaning set forth in Section 2.14(a).

“Medical Product” has the meaning set forth in Section 2.27(a).

“Negative Working Capital Adjustment” means the amount, if any, by which the Closing Date Working Capital is less than [*****].

“Non-Assert Activities” has the meaning set forth in Section 4.13(d).

“Non-Assert Patent Rights” has the meaning set forth in Section 4.13(d).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Non-Disclosure Agreement” means the Confidential Disclosure Agreement by and between the Seller and the Purchaser, dated May 30, 2012.

“Non-U.S. Subsidiary” means a subsidiary of GPH or GTI that is not a “United States person”, as defined in Section 7701(a)(3) of the Code.

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business as currently conducted that is consistent in all material respects with the past customs and practices of such Person and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” has the meaning set forth in Section 2.2(a)(i).

“Outside Date” means [*****].

“Owned Company IP” means all Intellectual Property Rights owned by any of the Acquired Companies.

“Performance Payments” has the meaning set forth in Section 1.6(a).

“Performance Periods” has the meaning set forth in Section 1.6(a).

“Permitted Encumbrances” means (a) Encumbrances arising under or related to the Indebtedness, (b) Encumbrances for current Taxes, assessments and other charges of Governmental Body not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and for which appropriate reserves have been established in accordance with GAAP and disclosed on the face of the Year-End Balance Sheet, (c) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the Ordinary Course of Business or by operation of any Legal Requirement if the underlying obligations are not delinquent or otherwise in default, and (d) with respect to any of the Acquired Companies’ interest in real property (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (d) will individually or in the aggregate impair the continued use and operation of the property to which they relate in the business of the Acquired Companies as presently conducted.

“Person” means any individual, Entity or Governmental Body.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Pipeline Products” means [*****] currently under development, in each case having the functionality and technical specifications as currently contemplated by the Acquired Companies.

“Positive Working Capital Adjustment” means the amount, if any, by which the Closing Date Working Capital exceeds [*****].

“Post-Closing Tax Periods” means all Tax periods (or portions thereof) that are not Pre-Closing Tax Periods.

“Pre-Closing Income Return” has the meaning set forth in Section 6.3(a).

“Pre-Closing Tax Periods” means all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Return” has the meaning set forth in Section 6.3(a).

“Proceeding” means any claim, action, cause of action, suit (whether in contract or tort or statute or otherwise), audit, controversy, assessment, grievance, investigation, opposition, interference, mediation, charge, complaint, demand, litigation, arbitration, notice or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, dispute or examination that in each case is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or would reasonably be expected to involve, any Governmental Body or any arbitrator, arbitral forum, mediator or arbitration panel.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitee” means the Purchaser and each of its Affiliates (including, following the Closing, each Acquired Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons.

“Qualified Benefit Plan” has the meaning set forth in Section 2.20(d).

“Real Property Lease” has the meaning set forth in Section 2.11.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Related Party” means (a) each of the stockholders of the Acquired Companies; (b) each individual who is an officer or director of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clause (a) and (b) above; and (d) any trust or other Entity (other than the Acquired Companies) in which any one of the Persons referred to in clauses (a), (b) or (c) above holds (or in which more than one of such Persons collectively hold) beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” has the meaning set forth in Section 4.9(a).

“Response” has the meaning set forth in Section 8.4(a).

“Retained Individuals” has the meaning set forth in Section 4.5(f).

“Retained Names and Marks” shall mean, collectively, (i) the name and mark “Gen-Probe” in all existing and future forms, combinations and derivatives thereof, together with all related trademarks, service marks, logos, trade dress, general look and feel of the webpages primarily related to the Business, design elements and symbols and other source-indicating symbols and elements.

“Revenue” means, without duplication, with respect to any Performance Period and the calculation of any Performance Payment for such Performance Period, the aggregate net sales to third parties of Company Products (including products of the Acquired Companies or the Business currently being developed as set forth on Exhibit E) and services marketed and sold by one or more of the Acquired Companies or any of their Affiliates, in each case, as determined in accordance with GAAP, consistently applied:

plus, any royalty or license payments received by one or more of the Acquired Companies or any of their Affiliates in respect of any rights granted with respect to any Company Product or Acquired Company services; plus any Discontinued or Divested Product Revenue; plus, any increased trade, quantity and cash discounts, rebates, refunds, chargebacks, and any other allowances actually paid to or taken by customers, in each case, solely to the extent such increase was introduced by the Purchaser on Company Products following the Closing to (a) [*****] (b) customers that purchase both Company Products and products of the Purchaser and its subsidiaries (other than the Company Products), but solely to the extent the Purchaser’s increase in such discounts, rebates, refunds and chargebacks, and any other allowances actually paid or taken by customers, is outside the Acquired Companies’ Ordinary Course of Business, taking into account, in each case, geography, customer preferences, manufacturing and other supply costs, market competition, customer credit terms, profit potential, and regulatory, compliance and legal risks at the time of sale;

minus, to the extent such amounts have been included in aggregate net sales as set forth above, (i) special outbound packing, transportation, freight, handling, postage charges and other charges such as insurance relating thereto that are separately billed to the customer or prepaid, (ii) sales, excise, value added, turnover, use and other like taxes or customs duties paid and any other governmental charges, excluding net income tax, imposed upon the sale of such Company Product or service;

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission minus, any sales of Company Products or services that would violate Section 4.2(x) of this Agreement; minus, any amounts arising from or relating to extraordinary items or amounts otherwise arising outside the Ordinary Course of Business, including settlements, litigation recoveries, indemnification claims, Tax refunds, earnout payments and other similar amounts not arising directly from sales of the Company Products and Acquired Company services to third parties; minus, any amounts arising from or relating to any acquisition of any assets, securities, properties, products, interests or businesses (or any division thereof) of any Person after the Closing, except for acquisitions of inventory, equipment and raw materials relating to sales of Company Products in the Ordinary Course of Business; minus, any amounts arising from or relating to any sale, lease, transfer or divestiture of any of the Acquired Companies or any of their respective assets, securities, properties, interests or businesses (or any division thereof), except for the Discontinued or Divested Product Revenue, as described above; minus, [*****]; and

minus any increase in the Acquired Companies’ bad debt expense for the applicable Performance Period, but solely to the extent that (i) such increase in bad debt expense results from actions taken by Seller and its Affiliates from the date hereof to the Closing Date and (ii) the ratio of such bad debt expense divided by net sales determined in accordance with GAAP for the Performance Period exceeds the ratio of the Acquired Companies’ bad debt expense for the twelve (12) month period ending on June 30, 2012 divided by the Acquired Companies’ net sales determined in accordance with GAAP for the twelve (12) month period ending on June 30, 2012.

For any sales that are invoiced in a currency other than U.S dollars, Revenue will be calculated using the Currency Conversion Rate.

[*****]

“Second Performance Payment” has the meaning set forth in Section 1.5(a).

“Second Performance Period” has the meaning set forth in Section 1.5(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Consolidated Group” has the meaning set forth in Section 2.18(h).

“Shares” has the meaning set forth in the recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Statement Dispute Notice” has the meaning set forth in Section 1.6(c)

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Straddle Period” has the meaning set forth in Section 6.4.

“Sublease Agreement” means that certain Sublease Agreement, in the form attached hereto as Exhibit C.

“Surviving Corporation Plan” has the meaning set forth in Section 4.5(b).

“Target” has the meaning set forth in Section 4.10(b).

“Tax” means (a) any U.S. federal, state, local and non-U.S. taxes, customs, imposts, duties, levies, tariffs and other like assessments and other charges of any kind in the nature of (or similar to) taxes whatsoever (including, without limitation, any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, profits tax, license tax, value-added tax, surtax, excise tax, premium or windfall profits tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax, social security tax, employment tax, escheat obligations, environmental tax, customs duties, unemployment tax, disability tax, unclaimed property tax, registration tax, alternative or add-on minimum tax, severance tax or social security and payroll tax (or similar, including FICA)), and any related charge or amount (including any fine, penalty or interest, or addition thereto), that is, has been or may in the future be imposed, assessed or collected by or under the authority of any Governmental Body, in each case whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Deductible” has the meaning set forth in Section 8.3(a).

“Tax Matter” has the meaning set forth in Section 6.6(a).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, claim for refund, notice, notification, form, election, certificate or other document or information that is required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Review Period” has the meaning set forth in Section 6.3(b).

“Transactions” means (a) the execution and delivery of the Agreement, (b) the payment of fees and expenses in connection with this Agreement, (c) the execution and delivery of each of the Ancillary Agreements, and (d) all other transactions contemplated by the Agreement, including: (i) the sale of the Shares by the Seller to the Purchaser in accordance with this Agreement, (ii) the assignment of Contracts from Seller to any Acquired Company and (iii) the performance by Seller and Purchaser of their respective obligations under this Agreement.

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

“Transfer” has the meaning set forth in Section 1.6(h).

“Transfer Taxes” has the meaning set forth in Section 6.7.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date hereof.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.4(a).

“Working Capital” means (i) the consolidated current assets of the Acquired Companies (calculated in accordance with GAAP, consistently applied and including only those types of assets reflected in the line items and accounts set forth on Exhibit B-2 attached hereto) less (ii) the consolidated current liabilities of the Acquired Companies (calculated in accordance with GAAP, consistently applied and including only those types of assets reflected in the line items and accounts set forth on Exhibit B-2 attached hereto).

[*****] Confidential material redacted and separately filed with the Securities and Exchange Commission

i

TABLE OF CONTENTS

Page

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B-1	Exceptions to Accounting Principles
Exhibit B-2	Working Capital Line Items
Exhibit C	Form of Sublease Agreement
Exhibit D	Revenue Forecast
Exhibit E	Products in Development

i.